Exhibit 10.5

Transaction Agreement
by and among
Blue Owl Digital Infrastructure Fund I LP,
Blue Owl Digital Infrastructure Fund I-A LP,
Blue Owl Digital Infrastructure Fund I-B LP,
Blue Owl Digital Infrastructure I GP LLC,
ICONIQ DC Splitter 1-A, L.P.,
IPI STACK Domestic REIT Holdings L.P.,
Blue Owl Digital Infrastructure Operating Partnership LP
and
Blue Owl Digital Infrastructure Trust
Dated as of October 8, 2025

Page
Section 1.1    Pre-Closing Actions    2
Section 1.2    Transfers of Subject Assets; Purchase and Sale    2
Section 1.3    Purchase Price Adjustments.    3
Section 1.4    Prorations.    6
Section 1.5    Capital Contributions to ODIT    9
Section 1.6    Closing    9
Section 1.7    Pre-Closing Notices    10
Section 1.8    Withholding    10
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE BODI I FUNDS
Section 2.1    Legal Status    10
Section 2.2    Authority and Enforceability    11
Section 2.3    Non-Contravention    11
Section 2.4    Title; Ownership    11
Section 2.5    Capitalization    12
Section 2.6    Intermediate Holding Vehicles    12
Section 2.7    Future Investment Obligations    12
Section 2.8    Litigation    12
Section 2.9    No Brokers    13
Section 2.10    Financial Statements; Indebtedness    13
Section 2.11    Tax Matters    13
Section 2.12    OFAC    15
Section 2.13    Solvency    16
Section 2.14    Operative Documents; Equityholder Agreements    16
Section 2.15    Affiliate Arrangements    16
Section 2.16    Absence of Events of Default    16
Section 2.17    Leases    17
Section 2.18    Employees    17
Section 2.19    Compliance with Operative Documents and Laws    17
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE BODI FUND I GP
Section 3.1    Legal Status    17
Section 3.2    Authority and Enforceability    17
Section 3.3    Non-Contravention    17
Section 3.4    Knowledge of Representations and Warranties    18
i

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF ODIT
Section 4.1    Legal Status    18
Section 4.2    Authority and Enforceability    18
Section 4.3    Non-Contravention.    18
Section 4.4    Certain REIT Matters    18
ARTICLE V
CERTAIN COVENANTS AND AGREEMENTS
Section 5.1    Confidentiality    19
Section 5.2    Further Assurances; Approvals    19
Section 5.3    Acknowledgment and Disclaimer    20
Section 5.4    Amendments and Supplements to Certain Schedules    21
Section 5.5    Additional Covenants    21
ARTICLE VI
TAX MATTERS
Section 6.1    Transfer Taxes    23
Section 6.2    Certain Covenants    23
ARTICLE VII
CONDITIONS TO CLOSE
Section 7.1    Conditions to the Parties’ Obligations to Effect the Closing    26
Section 7.2    Conditions to the Obligations of the Transferors to Effect the Closing    27
Section 7.3    Conditions to the ODIT Parties’ Obligations to Effect the Closing    27
ARTICLE VIII
CLOSING DATE DELIVERIES
Section 8.1    Documents to be Delivered by the Transferors at the Closing    28
Section 8.2    Documents to be Delivered by ODIT at the Closing    29
ARTICLE IX
INDEMNIFICATION
Section 9.1    Survival    29
Section 9.2    Obligation to Indemnify    30
ii

Section 9.3    Certain Limitations    30
Section 9.4    Claim Procedures Against the Selling Entities.    31
Section 9.5    Third Party Claim Procedure    31
Section 9.6    Treatment of Indemnity Payment    32
Section 9.7    Exclusive Remedies    33
ARTICLE X
DEFINITIONS
Section 10.1    Certain Terms    34
Section 10.2    Construction    44
ARTICLE XI
TERMINATION
Section 11.1    Termination    44
Section 11.2    Effect of Termination    45
ARTICLE XII
MISCELLANEOUS
Section 12.1    Notices    46
Section 12.2    Amendment; Waivers, etc.    47
Section 12.3    Expenses    47
Section 12.4    Governing Law    48
Section 12.5    Jurisdiction; Venue; Service of Process; Waiver of Jury Trial    48
Section 12.6    Successors and Assigns    49
Section 12.7    Entire Agreement    49
Section 12.8    Severability    49
Section 12.9    Counterparts    49
Section 12.10    No Third Party Beneficiaries    49
Section 12.11    Intentionally Omitted    49
Section 12.12    Waiver of Conflicts    49

EXHIBITS
Exhibit I     Form of BODI Fund I LPA Amendments

iii

TRANSACTION AGREEMENT
This TRANSACTION AGREEMENT (as may be amended, restated or otherwise modified from time to time pursuant to its terms, this “Agreement”), dated as of October 8, 2025 (the “Signing Date”), is entered into by and among: (i) Blue Owl Digital Infrastructure Fund I LP (“BODI I Main Fund”); (ii) Blue Owl Digital Infrastructure Fund I-A LP (“BODI I-A”); (iii) Blue Owl Digital Infrastructure Fund I-B LP (“BODI I-B” and, together with BODI I Main Fund and BODI I-A, the “BODI I Funds”); (iv) Blue Owl Digital Infrastructure I GP LLC, a Delaware limited liability company (the “BODI Fund I GP”); (v) ICONIQ DC Splitter 1-A, L.P., a Delaware limited partnership (the “394 Pacific Holdco”); (vi) IPI STACK Domestic REIT Holdings L.P., a Delaware limited partnership (“STACK USA Holdco”); (vii) Blue Owl Digital Infrastructure Operating Partnership LP, a Delaware limited partnership (“ODIT OP”); and Blue Owl Digital Infrastructure Trust, a Maryland real estate investment trust (“ODIT” and, together with each of the foregoing Persons, the “Parties”). All capitalized terms used herein shall have the meanings ascribed to such terms in Article X or as otherwise defined herein.
R E C I T A L S
A.    The BODI I Funds, as of the Signing Date, own (i) through STACK USA Holdco, the securities of STACK Infrastructure USA, LLC (“STACK USA”) set forth opposite such Person’s name on Schedule 1-A (the “STACK USA Subject Assets”), and (ii) through 394 Pacific Holdco, the securities of 394 Pacific DC Portland Domestic REIT, LLC (“394 Pacific”) set forth opposite such Person’s name on Schedule 1-A (the “394 Pacific Subject Assets” and, together with the STACK USA Subject Assets, the “Subject Assets ”).
B.    STACK USA Holdco directly owns, as of the Signing Date, all of the STACK USA Subject Assets set forth opposite the BODI I Funds’ names on Schedule 1-A under the column entitled “STACK USA Subject Assets Owned as of the Signing Date”.
C.    394 Pacific Holdco directly owns, as of the Signing Date, all of the 394 Pacific Subject Assets set forth opposite the BODI I Funds’ names on Schedule 1-A under the column entitled “394 Pacific Subject Assets Owned as of the Signing Date”.
D.    Pre-Closing Restructuring. Pursuant to the Restructuring Agreement, at or prior to the Closing:
1.STACK USA Holdco shall distribute in kind the portion of STACK USA Subject Assets attributable to the Rolling Fund I LPs to the applicable BODI I Funds and such BODI I Funds shall further distribute in kind such STACK USA Subject Assets attributable to the Rolling Fund I LPs to the applicable Rolling Fund I LPs.
2. 394 Pacific Holdco shall distribute in kind the portion of 394 Pacific Subject Assets attributable to the Rolling Fund I LPs to the applicable BODI I Funds and such BODI I Funds shall further distribute in kind such 394 Pacific Subject Assets attributable to the Rolling Fund I LPs to the applicable Rolling Fund I LPs.

3.Each Rolling Fund I LP shall contribute, directly or indirectly, its respective Contributed Assets to ODIT or ODIT OP, as applicable.
NOW, THEREFORE, in consideration of the foregoing premises, the mutual representations, warranties, covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree, as follows:
Article I
TRANSFERS OF SUBJECT ASSETS; PURCHASE AND SALE
Section 1.1Pre-Closing Actions. Upon the terms and subject to the conditions set forth in this Agreement, the Parties agree to take the following actions prior to the Closing (as defined below):
(a)Delivery of Transaction Election Forms. The BODI Fund I GP has or shall distribute, whether by electronic mail or otherwise, to each BODI Fund I LP a Transaction Election Form.
(b)Treatment of Late or Non-Conforming Transaction Election Forms. Each BODI Fund I LP shall be required to validly complete, execute and deliver prior to the Election Deadline a Transaction Election Form, electing to be a Rolling Fund I LP or a Selling Fund I LP. Pursuant to such Transaction Election Form, among other things, each Rolling Fund I LP shall agree to adhere to and be bound by the applicable ODIT Governing Agreements. Unless otherwise specifically agreed to by the BODI Fund I GP, any BODI Fund I LP who fails to validly complete, execute and deliver to the BODI Fund I GP a Transaction Election Form by the Election Deadline or delivers a non-conforming Transaction Election Form shall be deemed to have elected to sell all of its Subject Assets. Any changes or other deviations to a Transaction Election Form that are not approved in writing by the BODI Fund I GP (in its sole discretion) shall cause such Transaction Election Form to be deemed improperly completed or non-conforming and such BODI Fund I LP, shall be deemed to have made the applicable elections as set out in the preceding sentence.
(c)Treatment of Rollover Elections. If the Amendment is not approved by the requisite limited partners of BODI I Fund, then each Rolling Fund I LP shall be deemed to have elected the Sale Option and shall be treated as a Selling Fund I LP for all purposes of this Agreement.
Section 1.2Transfers of Subject Assets; Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement:
(a)Prior to the Closing, each of the actions described in Recital D (collectively, the “Pre-Closing Restructuring”) shall be consummated (except for the action described in item 3 of Recital D, which shall be consummated simultaneously with the Closing);
(b)at the Closing, each Selling Entity shall sell, convey, assign, transfer and deliver directly to ODIT, and ODIT shall acquire and accept directly from the applicable Selling Entity, such Selling Entity’s right, title and interest in and to its Sold Assets, free and clear of all Liens (other than Permitted Liens) for cash in an amount determined in accordance with this Article I (the “Seller Sales” and, together with the Pre-Closing Restructuring, the “Closing Transfers”);
(c)at the Closing, ODIT shall directly or indirectly (i) deliver to each Selling Entity, by wire transfer of immediately available funds to such accounts designated in writing by each Selling Entity at least two (2) Business Days prior to the Closing, an amount of cash equal to (A) such Selling Entity’s Estimated Transferor Closing Consideration, less (B) the applicable portion of unpaid Transaction Expenses and/or Seller Expenses to be borne by the applicable Selling Entity (but paid by ODIT in accordance with the following clause (ii)) pursuant to this Agreement and (ii) pay on behalf of the applicable Selling Entity, by wire transfer of immediately available funds to the accounts or accounts designated by the respective payee in writing no later than two (2) Business Days prior to the Closing (all of which shall be set forth on a schedule that sets forth (A) the amounts required to pay in full all Seller Expenses and any unpaid Transaction Expenses owed to such Person and (B) the wire transfer instructions for the payment of such Seller Expenses or unpaid Transaction Expenses, as applicable, to such Person (the “Expenses Schedule”)), to each Person entitled to any unpaid Transaction Expenses and/or Seller Expenses, the amount of unpaid Transaction Expenses and/or Seller Expenses payable to such Person by such Selling Entity; and
(d)assuming the consummation of the Pre-Closing Restructuring in accordance with the terms of this Agreement, the Parties agree that ODIT or ODIT OP, as applicable, shall issue, directly or indirectly, to each Rolling Fund I LP (if any) ODIT Shares or ODIT OP Units attributable to the portion of the Subject Assets indirectly owned by such Rolling Fund I LP that such Rolling Fund I LP is rolling, directly or indirectly, into ODIT or ODIT OP (which portion shall be as specified in the Transaction Election Form of such BODI Fund I LP), (B) ODIT or ODIT OP shall admit such Rolling Fund I LP as a shareholder of ODIT or a limited partner of ODIT OP, as applicable, and (C) such Rolling Fund I LP will be deemed to have made a capital contribution to ODIT or ODIT OP with a value, and with respect to ODIT OP will have an initial capital account in ODIT OP, equal to the product of (x) the Adjusted Per Unit Price multiplied by (y) the number of Sold Assets indirectly owned by such Rolling Fund I LP that such Rolling Fund I LP is rolling into ODIT or ODIT OP.
Section 1.3Purchase Price Adjustments.
(a)Prior to the Closing Date, the Transferors shall prepare and deliver to ODIT a written statement (the “Preliminary Closing Statement”) that includes and sets forth (i) a good-faith estimate of (A) Cash (the “Estimated Cash”), (B) outstanding Indebtedness (excluding Indebtedness described in clause (iv) of the definition of Indebtedness herein) (the “Estimated Indebtedness”) and (C) the Capital Expenditure Amount (the “Estimated Capital Expenditure Amount”), each determined as of the Measurement Time with respect to the Acquired REITs, based on the books and records of the Acquired REITs and other information available at the Closing, and prepared on a basis consistent with the Applicable Accounting Principles and (ii) using the amounts referred to in the preceding clause (i), a calculation of the Estimated Purchase Price derived therefrom.
(b)Within ninety (90) days after the Closing Date, ODIT shall cause to be prepared and delivered to the BODI Fund I GP a written statement (the “Final Closing Statement”) that sets forth (i) a good faith calculation in reasonable detail of the actual (A) Cash (“Closing Cash”), (B) outstanding Indebtedness (excluding Indebtedness described in clause (iv) of the definition of Indebtedness herein) (“Closing Indebtedness”) and (C) the Capital Expenditure Amount, (“Closing Capital Expenditure Amount”), in each case together with reasonable supporting documentation and determined as of the Measurement Time with respect to the Acquired REITs and (ii) using the amounts referred to in the preceding clause (i), a calculation of the Final Purchase Price derived therefrom. The Final Closing Statement (x) shall be prepared on a basis consistent with the Applicable Accounting Principles and (y) shall be based exclusively on the facts and circumstances as they exist prior to the Closing and shall exclude the effects of any event, act, change in circumstances or similar development arising or occurring on or after the Closing Date. To the extent any actions following the Closing with respect to the accounting books and records of the Acquired REITs on which the Final Closing

Statement and the foregoing calculations are to be based are not consistent with the Acquired REITs’ past practices, such changes shall not be taken into account in preparing the Final Closing Statement or calculating amounts reflected thereon.
(c)The Final Closing Statement shall become final and binding on the sixtieth (60th) day following delivery thereof, unless prior to the end of such period, the BODI Fund I GP delivers to ODIT a written notice of disagreement (a “Notice of Disagreement”) specifying the nature and amount of any dispute as to the Closing Cash, Closing Capital Expenditure Amount and/or Closing Indebtedness, as set forth in the Final Closing Statement. The Transferors shall be deemed to have agreed with all items and amounts of Closing Cash, Closing Capital Expenditure Amount and/or Closing Indebtedness not specifically referenced in the Notice of Disagreement, and such items and amounts shall not be subject to review in accordance with Section 1.3(d).
(d)During the thirty (30) day period following delivery of a Notice of Disagreement by the BODI Fund I GP to ODIT, the Parties in good faith shall seek to resolve in writing any differences that they may have with respect to the calculation of the Closing Cash, Closing Capital Expenditure Amount and/or Closing Indebtedness as specified therein. Any disputed items resolved in writing between ODIT and the BODI Fund I GP within such 30-day period shall be final and binding on ODIT and the Transferors with respect to such items, and if ODIT and the BODI Fund I GP agree in writing on the resolution of each disputed item specified by the BODI Fund I GP in the Notice of Disagreement and the amount of the Closing Cash, Closing Capital Expenditure Amount and Closing Indebtedness, the amounts so determined shall be final and binding on the Parties for all purposes hereunder. If ODIT and the BODI Fund I GP have not resolved all such differences by the end of such thirty (30) day period, ODIT and the BODI Fund I GP shall submit, in writing, to an independent public accounting firm jointly retained by ODIT and the BODI Fund I GP (the “Independent Accounting Firm”), their briefs detailing their views as to the correct nature and amount of each item remaining in dispute and the amounts of the Closing Cash, Closing Capital Expenditure Amount and/or Closing Indebtedness, and the Independent Accounting Firm shall make a written determination as to each such disputed item and the amount of the Closing Cash, Closing Capital Expenditure Amount and/or Closing Indebtedness. The Independent Accounting Firm shall be an independent public accounting firm with an active practice area focused on post-mergers and acquisitions purchase price dispute resolution reasonably acceptable to and agreed in writing by ODIT and the BODI Fund I GP. ODIT and the BODI Fund I GP shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it within thirty (30) days following the submission thereof. All communications with the Independent Accounting Firm shall include at least one representative of ODIT and the BODI Fund I GP, and no Party shall be permitted to communicate with the Independent Accounting Firm other than as expressly set forth herein. The Independent Accounting Firm shall consider only those items and amounts in ODIT’s and the BODI Fund I GP’s respective calculations of the Closing Cash, Closing Capital Expenditure Amount and/or Closing Indebtedness that are identified as being items and amounts to which ODIT and the BODI Fund I GP have been unable to agree. The scope of the disputes to be resolved by the Independent Accounting Firm shall be limited to correcting mathematical errors and determining whether the items and amounts in dispute were determined in accordance with the Applicable Accounting Principles and the Independent Accounting Firm shall not be permitted to make any other determination, including any determination as to whether any estimates on the Preliminary Closing Statement are correct, adequate or sufficient. In resolving any disputed item, the Independent Accounting Firm may not assign a value to any item greater than the greatest value or less than the smallest value for such item set forth on the Preliminary Closing Statement or the Final Closing Statement, as applicable. The Independent Accounting Firm’s determination of the Closing Cash, Closing Capital Expenditure Amount and Closing Indebtedness shall be based solely on written materials submitted by ODIT and the BODI Fund I GP (i.e., not on independent review). The determination of the Independent Accounting Firm shall be conclusive and binding upon the Parties hereto and shall not be subject to appeal or further review. Judgment may be entered upon the written determination of the Independent Accounting Firm in any court having jurisdiction as identified in this Agreement. In acting under this Agreement, the Independent Accounting Firm shall function solely as an expert and not as an arbitrator; provided that the Independent Accounting Firm shall have the power to conclusively resolve differences in disputed items as specified in this Agreement.
(e)The costs of any dispute resolution pursuant to this Section 1.3, including the fees and expenses of the Independent Accounting Firm and of any enforcement of the determination thereof, shall be borne by ODIT, on the one hand, and the Transferors, on the other hand, in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted. The fees and disbursements of the representatives of each Party incurred in connection with the preparation or review of the Final Closing Statement and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such Party.
(f)ODIT and the BODI Fund I GP will, and will cause the Acquired REITs (in the case of ODIT, during the period from and after the date of delivery of the Final Closing Statement through the resolution of any adjustment to the Final Purchase Price contemplated by this Section 1.3) to, afford the other Parties and their representatives reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, properties, books and records of the Acquired REITs and their subsidiaries and to any other information reasonably requested for purposes of preparing and reviewing the calculations contemplated by this Section 1.3. Each Party shall authorize its accountants to disclose work papers generated by such accountants in connection with preparing and reviewing the calculations specified in this Section 1.3; provided, that such accountants shall not be obligated to make any work papers available except in accordance with such accountants’ disclosure procedures and then only after the non-client party has signed an agreement relating to access to such work papers in form and substance acceptable to such accountants.
(g)The Final Purchase Price shall be determined by adjusting the Estimated Purchase Price upwards or downwards, as follows:
(i)For the purposes of this Agreement, the “Net Adjustment Amount” means an amount, with respect to the Acquired REITs, which may be positive or negative, equal to (A) the Closing Cash as finally determined pursuant to this Section 1.3 minus the Estimated Cash, minus (B) the Closing Indebtedness as finally determined pursuant to this Section 1.3 minus the Estimated Indebtedness minus (C) the Closing Capital Expenditure Amount as finally determined pursuant to this Section 1.3 minus the Estimated Capital Expenditure Amount, in each case, with respect to the Acquired REITs; provided, that if the absolute value of such positive or negative Net Adjustment Amount is less than $1,000,000, then clauses (ii) and (iii) of this Section 1.3(g) shall not apply and the Final Purchase Price shall be deemed to equal the Estimated Purchase Price;
(ii)If the Net Adjustment Amount with respect to the Acquired REITs is positive then the Estimated Purchase Price with respect to the Acquired REITs shall be adjusted upwards in an amount equal to such Net Adjustment Amount, and (A) ODIT shall pay to each applicable Selling Entity such Selling Entity’s Seller Pro Rata Share of such portion of the Net Adjustment Amount attributable to the Sold Assets and (B) ODIT shall issue to each Rolling Fund I LP a number of ODIT Shares or ODIT OP Units, as applicable, equal to (I) such portion of the Net Adjustment Amount attributable to such

Rolling Fund I LP’s Contributed Assets divided by (II) the applicable ODIT Share Value; and
(iii)If the Net Adjustment Amount with respect to the Acquired REITs is negative (in which case the “Net Adjustment Amount” for purposes of this clause (iii) shall be deemed to be equal to the absolute value of such amount), then the Estimated Purchase Price with respect to the Acquired REITs shall be adjusted downwards in an amount equal to such Net Adjustment Amount, and (A) each applicable Selling Entity shall pay to ODIT such Selling Entity’s Seller Pro Rata Share of such portion of the Net Adjustment Amount attributable to the Sold Assets and (B) each Rolling Fund I LP shall forfeit for no additional consideration a number of ODIT Shares or ODIT OP Units, as applicable, equal to (I) such portion of the Net Adjustment Amount attributable to such Rolling Fund I LP’s Contributed Assets divided by (II) the applicable ODIT Share Value.
(h)Payments in respect of Section 1.3(g) shall be made within ten (10) Business Days after the date on which the Net Adjustment Amount is finally determined pursuant to this Section 1.3 by wire transfer of immediately available funds to such account or accounts as may be designated in writing by the Party entitled to such payment at least ten (10) Business Days prior to such payment date. Amounts to be paid pursuant to Section 1.3(g) shall bear interest from the Closing Date to the date of such payment at a rate equal to the rate of interest from time to time announced publicly by The Wall Street Journal as its prime rate, calculated on the basis of a year of 365 days and the number of days elapsed.
(i)For the avoidance of doubt, this Section 1.3 is not intended to be used to permit the introduction of different judgments, accounting methodologies (including with respect to accruals and reserves), policies, principals, practices, procedures or classifications for purposes of calculating amounts referred to in this Section 1.3, or to adjust for any inconsistencies between the Applicable Accounting Principles, on the one hand, and GAAP, on the other.
(j)For the avoidance of doubt, the BODI Fund I GP may, in its discretion, elect to reserve a portion of the Estimated Transferor Closing Consideration paid to the Selling Entities at Closing for the purpose of satisfying any future obligation of the Selling Entities to pay ODIT in respect of a negative Net Adjustment Amount pursuant to Section 1.3(g)(iii).
Section 1.4Prorations.
(a)Subject to the terms of this Section 1.4, the Transferors and ODIT agree to prorate, as of the Measurement Time, the following items and/or category of expense as follows (collectively, the “Proration Items”):
(i)real property and personal property Taxes allocable to the Owned Real Property or the operation of the Owned Real Property for the tax year (the “Current Tax Year”) in which the Closing occurs, regardless of the year for which such Taxes are assessed (with Transferors being responsible for a pro rata share of such Taxes based upon the number of days in the Current Tax Year occurring before the Closing Date and ODIT being responsible for a pro rata share of such Taxes based upon the number of days in the Current Tax Year occurring from and after the Closing Date). Transferors shall be responsible for all of such Taxes for any tax year prior to the Current Tax Year. However, in no event shall the Transferors be charged with or be responsible for any increase in the Taxes on the Owned Real Property or the other assets of the Acquired REITs or any of their respective subsidiaries resulting from the Transactions or from any improvements made or Leases entered into on or after the Closing. If any assessments on the Owned Real Property are payable in installments, then the installment for the current period shall be prorated (with the Acquired REITs and their subsidiaries (after giving effect to the Transactions) being obligated to pay any installments due after the Closing Date);
(ii)fixed monthly rentals, additional rentals, licensee fees and other sums and charges actually paid by any Tenant under any Lease (collectively, “Occupancy Payments”) and any other Ancillary Revenue actually paid by any of the users of the Owned Real Property;
(iii)all payments and receipts under any Contract to which any Acquired REIT or any of its subsidiaries is a party;
(iv)all interest payments and other payments required to be paid by the borrower with respect to the Existing Indebtedness; and
(v)all other items of operating income or operating expense with respect to any Acquired REIT or any of its subsidiaries or any other amounts as are otherwise customarily prorated or apportioned between a seller and a buyer in comparable transactions in the state in which the applicable property is located (including, without limitation, utility bills and insurance premiums); provided, however, that there will be no proration with respect to any real or personal property Taxes (other than as provided in subclause (i) above), Taxes or other non-cash income or expenses of the Acquired REITs and their respective subsidiaries.
(b)The Transferors shall be charged and credited for the amounts of all of the Proration Items relating to the period up to and including the Measurement Time, and ODIT shall be charged and credited for all of the Proration Items relating to the period after the Measurement Time.
(c)The Transferors shall receive a credit at Closing for all escrows, reserves, impounds and any other amounts (in each case to the extent refundable to borrower or allocable to the period after the Measurement Time) held as of the Closing Date by or for the benefit of any lender in connection with the Existing Indebtedness.
(d)ODIT shall receive a credit against the Final Purchase Price at Closing for all Occupancy Payments previously paid to or collected by the Transferors and attributable to any period following Closing. If, as of the Closing, any Tenant under a Lease is in arrears in the payment of any portion of an Occupancy Payment due prior to the Closing Date (such amounts, the “Delinquent Occupancy Payments”), such amounts shall not be prorated, but then (i) for the six (6) month period following Closing, ODIT agrees that each Acquired REIT and/or the applicable subsidiary will use commercially reasonable efforts to collect such amounts, provided that no Acquired REIT or subsidiary of an Acquired REIT shall be required to litigate or declare a default under any Lease or commence any legal proceeding in connection therewith and ODIT shall cause each Acquired REIT to keep the BODI Fund I GP reasonably informed of its collection efforts; (ii) if an Acquired REIT is successful in any such collection effort, then prior to turning over such amounts to the Transferors in accordance with clause (iv) of this Section 1.4, such Acquired REIT or the applicable subsidiary shall be entitled to offset the costs and expenses actually incurred by such Acquired REIT and/or the applicable subsidiary in connection with such collection effort from the amounts due and owing the Transferors; (iii) each Acquired REIT or the applicable subsidiary shall not waive or forgive any Delinquent Occupancy Payments in writing, in whole or in part, without the BODI Fund I GP’s prior written consent, which may be granted or withheld in the BODI Fund I GP’s sole and absolute discretion; and (iv) any Occupancy Payments received by an Acquired REIT or any subsidiary of an Acquired REIT from a Tenant after the Closing shall be applied as follows:

(i)first, to Occupancy Payments next due after the Closing Date occurs, which amount shall be retained by the Acquired REITs (after giving effect to the Transactions);
(ii)second, to payment of Occupancy Payments due for the month in which the Closing Date occurs, which amount shall be apportioned between the Acquired REITs (after giving effect to the Transactions) and Transferors as of the Closing Date; and
(iii)thereafter, to Delinquent Occupancy Payments which were due and payable prior to Closing but not collected prior to Closing, and which shall be paid to Transferors.
Notwithstanding anything set forth herein to the contrary, in no event shall Transferors have any right to attempt to collect or otherwise pursue any Delinquent Occupancy Payments from Tenants from and after the Closing Date (unless and until such time as the Leases for such Tenants are no longer in full force and effect).
(e)All unapplied security deposits paid or deposited by or on behalf of any Tenant to any Acquired REIT or any subsidiary (or any other Person holding the same on behalf of the foregoing) pursuant to any Lease (together with any interest which has accrued thereon as required by the terms of such Lease) shall remain with such Acquired REIT or such subsidiary, as applicable, following the Closing Date, but ODIT shall not receive a credit against the Final Purchase Price therefor.
(f)ODIT shall receive a credit at Closing for any outstanding Leasing Costs due and owing to the Tenants under the current term of the Leases (but excluding any Leasing Costs payable in connection with an extension, expansion or renewal option first exercised after the Signing Date or any Leasing Costs in connection with new Leases or amendments to Leases executed from and after the Signing Date). Notwithstanding the foregoing, to the extent the Capital Expenditure Amount accounts for any Leasing Costs due and owing to the Tenants, then no such credit shall be paid to ODIT under this clause (f) (i.e., to avoid a duplication).
(g)The Transferors and ODIT acknowledge and agree that, with respect to any of the foregoing prorations, adjustments and credits for which the precise figures necessary to make a determination are not available as of the Closing Date, such prorations, adjustments and credits (such amounts, collectively, the “Estimated Proration Amount”) are being made as of the Closing Date on the basis of the good faith estimates of the BODI Fund I GP and ODIT (using currently available information) and final prorations, adjustments and credits shall be made promptly after precise figures are determined or available, with final prorations, adjustments and credits to be made no later than six (6) months after the Closing Date (or as soon thereafter as the precise figures are available).
(h)All prorations, adjustments and credits to be made pursuant to this Section 1.4 shall be made without duplication or double-counting.
Section 1.5Capital Contributions to ODIT.
(a)New Investors. On or prior to Closing, ODIT will cause the New Investors to make capital contributions to ODIT in an aggregate amount sufficient to allow ODIT to acquire for cash the Subject Assets held by each of the Selling Entities.
(b)Rolling Fund I LPs.

(i)At the Closing, each Rolling Fund I LP (if any) will be entitled to receive, in exchange for such Rolling Fund I LP’s deemed capital contribution of Contributed Assets, directly or indirectly, to ODIT or ODIT OP, as applicable, a number of ODIT Shares or ODIT OP Units with an aggregate value equal to such Rolling Fund I LP’s Estimated Rollover Contribution Value. The number of ODIT Shares or ODIT OP Units, as applicable, to be issued to each Rolling Fund I LP at Closing shall be equal to (i) such Rolling Fund I LP’s Estimated Rollover Contribution Value, divided by (ii) the applicable ODIT Share Value.
(ii)Following the determination of the Final Purchase Price, the amount of ODIT Shares or ODIT OP Units held by each Rolling Fund I LP shall be adjusted in accordance with Section 1.3(g).
Section 1.6Closing.
(a)Date, Time and Location of Closing. Subject to Section 1.7, the closing (the “Closing”) shall take place via an electronic exchange of documents (the date of the Closing, subject to the extension rights contained herein, the “Closing Date”) on the earlier of (i) a date mutually agreed by ODIT and the BODI Fund I GP or (ii) the date that is three (3) Business Days following the satisfaction or waiver by ODIT and the BODI Fund I GP, as applicable, of all the conditions precedent set forth in Article VII (other than any such conditions which by their terms are to be satisfied only at the Closing, but subject to the satisfaction of such conditions), subject to the periods specified in Section 1.7 and Section 5.4, as applicable. ODIT and the BODI Fund I GP shall each have the right, exercisable by written notice to the other, to extend the Closing Date from time to time up to one hundred eighty (180) days but no later than the End Date, or to such other date as ODIT and the BODI Fund I GP may mutually agree in writing.
(b)Deliveries of the Transferors. At or prior to the Closing, each of the Transferors shall deliver to ODIT, all of the documents, certificates and instruments required to be delivered or caused to be delivered to ODIT by each such Transferor pursuant to Section 8.1 hereof.
(c)Deliveries of ODIT. At or prior to the Closing, ODIT shall deliver to the Transferors all of the documents, certificates and instruments required to be delivered or caused to be delivered to the Transferors by ODIT pursuant to Section 8.2 hereof.
Section 1.7Pre-Closing Notices.
(a)Elections. Promptly following the final Election Deadline, BODI Fund I GP shall notify ODIT of the elections made by each BODI Fund I LP pursuant to its Transaction Election Form.
(b)Transferor Closing Consideration. Notwithstanding the foregoing, BODI Fund I GP shall provide ODIT with a written statement setting forth (i) the Estimated Transferor Closing Consideration for each Selling Entity (together with a detailed calculation of each of the components comprising such Estimated Transferor Closing Consideration), and (ii) the Estimated Aggregate Closing Consideration resulting therefrom.
Section 1.8Withholding. Each Party (and its respective Affiliates and agents) shall be entitled to deduct or withhold from any payments payable to the other Parties hereto pursuant to this Agreement any amounts as are required to be deducted or withheld under the Code, the rules and regulations promulgated thereunder, any provision of state, local or non-U.S. tax law or any other applicable law. Further, such payments may also be subject to reduction as set forth in Section 12.3 (Expenses). To the extent that amounts are so deducted or withheld with respect to Taxes, such amounts shall be paid or remitted to the appropriate Governmental Authority and, to the extent paid or remitted to the appropriate Governmental Authority, shall be treated for all purposes of this Agreement as having been paid to the Party on whose behalf such deduction or withholding was made. Any Party that determines it is required to deduct or withhold on account of Taxes (except as a result of a Selling Entity’s failure to provide a certificate pursuant to Section 8.1(b)) shall use commercially reasonable efforts to notify the other Parties as promptly as possible in advance of the Closing of such obligation and the Parties agree to cooperate reasonably to reduce or eliminate any such Taxes. Notwithstanding the foregoing, no amounts shall be withheld pursuant to Section 1445 or 1446 of the Code or the Treasury Regulations thereunder, in respect of a Selling Entity that has complied with Section 8.1(b).
Article II
REPRESENTATIONS AND WARRANTIES OF THE BODI I FUNDS
Except as set forth on the Schedules to this Agreement, as such Schedules may be updated pursuant to Section 5.4, each BODI I Fund, severally and not jointly, represents and warrants to ODIT as of the Signing Date (in each case, except to the extent a representation or warranty is qualified by reference to a particular date, in which case, as of such date), as follows:
Section 2.1Legal Status.
(a)Such BODI I Fund is duly organized, validly existing, and in good standing under the Laws of its jurisdiction of organization, incorporation or formation.
(b)Each of the Acquired REITs and their respective subsidiaries (i) is duly organized, validly existing, and in good standing under the Laws of its jurisdiction of organization, incorporation or formation and (ii) has requisite corporate or other legal entity power and authority to own, lease and operate its properties and assets and to carry on its business as it is currently conducted.
Section 2.2Authority and Enforceability.
(a)Such BODI I Fund has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder, to transfer the Transferred Assets owned by it in accordance with the terms of this Agreement and to otherwise consummate the Transactions.
(b)Subject to the waiver of any conflicts of interest relating to the Transactions by the Limited Partner Advisory Committee, the execution, delivery and performance by such BODI I Fund of this Agreement and the consummation by such BODI I Fund of the Transactions have been duly and validly authorized by all necessary limited partnership action (including, if necessary, limited partner and advisory board approval) on the part of such BODI I Fund. This Agreement has been duly authorized, executed and delivered by such BODI I Fund and, assuming due authorization, execution and delivery of this Agreement by each other Party, constitutes a legal, valid and binding obligation of such BODI I Fund, enforceable against such BODI I Fund in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and moratorium Laws and other Laws of general application affecting enforcement of creditors’ rights generally.
Section 2.3Non-Contravention. Except as disclosed on Schedule 2.3, the execution, delivery and performance by such BODI I Fund of this Agreement and the consummation by such BODI I Fund of the Transactions do not and will not at the Closing (a) conflict with the Organizational Documents of such BODI I Fund in any material respect, (b) result in a material violation by such BODI I Fund of any applicable Law, (c) to the Knowledge of such BODI I Fund, conflict with the Operative Documents of an Acquired REIT or any of its subsidiaries in any material respect, (d) result in any material breach of, or constitute a material default under, or give rise to a material right to payment under or any rights of third parties under, any Material Agreement to which such BODI I Fund is a party or, to the Knowledge of the BODI I Fund, any

Material Agreement to which an Acquired REIT or any of its subsidiaries is a party or (e) require any consent of any Governmental Authority under any provision of Law applicable to such BODI I Fund, except for any such consent which, if failed to be obtained, would not reasonably be expected to prevent, materially delay or materially impede the performance by such BODI I Fund of its obligations under this Agreement or the consummation of the Transactions.
Section 2.4Title; Ownership. All of the Transferred Assets to be directly or indirectly contributed or distributed by such BODI I Fund as contemplated by this Agreement and the Restructuring Agreement are owned as of the Signing Date (and will be owned as of immediately prior to the consummation of the Pre-Closing Restructuring) legally and beneficially and of record by such BODI I Fund (through either STACK USA Holdco or 394 Pacific Holdco), free and clear of any Lien, other than a Permitted Lien. The contribution to ODIT of such Transferred Assets pursuant to this Agreement and the Restructuring Agreement will transfer to ODIT good, valid and marketable title to such Transferred Assets, free and clear of any and all Liens, except for Permitted Liens. At the Closing, the Transferred Assets set forth opposite such BODI I Fund’s name on Schedule 1-B under the columns titled “Sold Assets” and “Rollover Assets” will have been transferred or distributed, directly or indirectly, to ODIT or ODIT OP, as applicable, in accordance with the terms and conditions of this Agreement and the Restructuring Agreement.
Section 2.5Capitalization. To the Knowledge of such BODI I Fund, (a) Schedule 2.5(a) sets forth the outstanding equity capitalization of each Acquired REIT as of the Signing Date and (b) except as set forth on Schedule 2.5(b), there has been no material change to such equity capitalization between the Signing Date and the Closing.
Section 2.6Intermediate Holding Vehicles. No Intermediate Holding Vehicle of such BODI I Fund (a) has any material assets or liabilities other than those related to the holding of an Acquired REIT, (b) has engaged in any trade or business other than as related to the holding of an Acquired REIT or (c) has any material indebtedness for borrowed money. Schedule 2.6 sets forth each Intermediate Holding Vehicle of such BODI I Fund as of the Signing Date.
Section 2.7Future Investment Obligations. Such BODI I Fund does not have any existing contractual obligation, directly or indirectly, to (a) make any capital contributions to (or purchase any securities of) an Acquired REIT (or any of its subsidiaries) or (b) make any loans or otherwise extend credit to (or forgive any indebtedness of) an Acquired REIT (or any of its subsidiaries).
Section 2.8Litigation and Compliance with Laws.
(a)There is no Litigation pending or, to the Knowledge of such BODI I Fund, threatened against such BODI I Fund or the BODI Fund I GP that, if resolved in a manner adverse to such BODI I Fund or the BODI Fund I GP, could reasonably be expected to result in a delay in the performance of such BODI I Fund or the BODI Fund I GP of its obligations under this Agreement or in an inability to consummate the Transactions.
(b)To the Knowledge of such BODI I Fund, there is no Litigation pending or threatened against any Acquired REIT (or any of its subsidiaries) or any investigations by a Governmental Authority into any Acquired REIT or any of its subsidiaries that, in each case, if resolved in a manner adverse to any Acquired REIT (or its applicable subsidiary), would reasonably be expected to have a Material Adverse Effect.
(c)There is no Litigation pending or, to the Knowledge of such BODI I Fund, threatened, against such BODI I Fund or the BODI Fund I GP relating to such BODI I Fund’s or the BODI Fund I GP’s (as applicable) interest in any Acquired REIT that, if resolved in a manner adverse to such BODI I Fund or the BODI Fund I GP (as applicable) would reasonably be expected to have a material adverse impact on such BODI I Fund or the BODI Fund I GP.
(d)To the Knowledge of such BODI I Fund, (i) each Acquired REIT and its subsidiaries currently is, and, for the last three (3) years, has been, in compliance in all material respects with all applicable Laws, and (ii) the Transactions will not result in a material violation by any Acquired REIT (or any of its subsidiaries) of any applicable Law.

Section 2.9No Brokers. Except for the Financial Advisor, the fees and expenses of which will constitute Seller Expenses, no Person is entitled to any broker’s, finder’s or similar fee or commission from any Party or Intermediate Holding Vehicle with respect to the Transactions.
Section 2.10Financial Statements; Indebtedness. (i) Such BODI I Fund has delivered or otherwise made available to ODIT true, complete and correct copies of (A) with respect to each Acquired REIT, the most recently available unaudited consolidated quarterly financial report for such Acquired REIT and its subsidiaries (as of the Signing Date and the Closing Date), and (B) with respect to STACK USA, the most recently available audited annual financial statements for STACK USA and its subsidiaries (as of the Signing Date and the Closing Date), which, in each case of clauses (A) and (B), contain (or shall contain) a balance sheet of, and related statements of income and cash flows for, the relevant Persons as of the applicable times and for the applicable periods covered thereby and (ii) to the Knowledge of such BODI I Fund, such financial reports (A) were prepared in accordance with GAAP and (B) fairly present the financial position of the applicable Persons in all material respects as of the times and for the periods referred to therein, subject in the case of the unaudited quarterly financial report to (x) the absence of footnote disclosures and other presentation items and (y) changes resulting from normal and recurring year-end adjustments required by GAAP. To the Knowledge of such BODI I Fund, Schedule 2.10 sets forth all indebtedness for borrowed money of the Acquired REIT (and its subsidiaries) as of the Signing Date that had an outstanding principal balance as of the Signing Date in excess of $1,000,000.
Section 2.11Tax Matters.
(a)There are no Liens for Taxes (other than Liens for Taxes not yet delinquent) upon any of the assets of either Acquired REIT (or any of their subsidiaries).
(b)Neither Acquired REIT (nor any of their respective subsidiaries) has been a party to any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2).
(c)Each Acquired REIT (A) has elected to be taxed as a corporation for U.S. federal income tax purposes, effective as of the applicable REIT Election Date, (B) is eligible to be properly treated as a REIT commencing with (i) with respect to STACK USA, its taxable year ending December 31, 2018, and (ii), with respect to 394 Pacific, its taxable year ending December 31, 2016, (C) since the applicable REIT Election Date, has been organized and operated as a REIT, and will continue to be operated and organized as a REIT through the Closing Date, and (D) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the U.S. Internal Revenue Service (the “IRS”) or any other Governmental Authority as to its status as a REIT and, there is no such challenge pending or threatened. Neither Acquired REIT has any earnings and profits attributed to itself or any other corporation accumulated in any non-REIT year within the meaning of Section 857 of the Code. Neither Acquired REIT is a successor (within the meaning of Treasury Regulations Section 1.856-8(c)(2)) to any entity whose election to be taxed as a REIT has been terminated or revoked.
(d)All income and other material Taxes of the Acquired REITs and their respective subsidiaries required to be paid by or on behalf of the Acquired REITs and their respective subsidiaries (whether or not shown on any Tax Return) have been paid in full on a timely basis, except any Taxes which are being contested in good faith through appropriate proceedings and for which appropriate reserves have been established on financial reports of such Acquired REIT referenced in Section 2.10(i) above. The Acquired REITs and their respective subsidiaries have withheld and paid over all material Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party.
(e)Neither Acquired REIT nor any of their respective subsidiaries is a party to any action or proceeding for assessment or collection of a material amount of Taxes, nor has such event been asserted or threatened in writing against the Acquired REITs and their respective subsidiaries or any of their assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Tax Returns of the Acquired REITs and their respective subsidiaries.
(f)Neither Acquired REIT has incurred any liability for excise Taxes under Code Sections 857(b), 860(c) or 4981, including without limitation any excise Tax arising from a prohibited transaction described in Code Section 857(b)(6) or any Tax arising from "redetermined rents, redetermined deductions and excess interest" described in Code Section 857(b)(7). Neither Acquired REIT holds any asset the disposition of which would be subject to rules similar to Code Section 1374 (or otherwise result in any “built-in gains” Tax under Section 337(d) of the Code and the applicable Treasury Regulations thereunder).
(g)Each Acquired REIT’s dividends paid deduction, within the meaning of Section 561 of the Code, for any taxable year that ends prior to the taxable year in which the Closing occurs, taking into account any dividends subject to Sections 857(b)(9) or 858 of the Code, is not less than the sum of (x) such Acquired REIT’s taxable income, as defined in Section 857(b)(2) of the Code, determined without regard to any dividends paid deduction for such taxable year, and (y) such Acquired REIT’s net capital gain for such taxable year.
(h)Neither Acquired REIT nor any of their respective subsidiaries is a party to, nor is bound by nor does it have any obligations under, any Tax sharing or similar agreement or arrangement with respect to Taxes (other than any such agreement or obligation entered into in the ordinary course and the principal purpose of which is not the allocation or sharing of Taxes). No closing agreements, private letter rulings, Tax holidays, technical advice memoranda or similar agreements or rulings related to Taxes have been entered into, issued by or requested from any taxing authority with or in respect of either Acquired REIT (or any of their respective subsidiaries).
(i)Neither Acquired REIT nor their respective subsidiaries has received a written claim by any Governmental Authority in a jurisdiction where the Acquired REITs and their respective subsidiaries do not file Tax Returns that it is or may be required to file such Tax Return or is or may be subject to taxation in such jurisdiction.
(j)Each of the Acquired REITs is classified as a domestically controlled qualified investment entity (within the meaning of Section 897(h)(4)(B) of the Code) and will retain such classification until the Closing absent any change in applicable law.
(k)Neither of the Acquired REITs nor any of their respective subsidiaries has any liability for the Taxes of any Person (including any predecessors) (other than their subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of U.S. state or local, or non-U.S. law), as a transferee or successor, by contract (other than customary agreements entered into in the ordinary course of business for which Tax is not the principal subject matter), or otherwise.
(l)Neither of the Acquired REITs has owned (nor will own before Closing) at the close of any calendar quarter, directly or indirectly, securities (within the meaning of Sections 856(c)(4) and Section 856(m) of the Code) of any single issuer (other than a REIT, taxable REIT subsidiary (a “TRS”), or a disregarded entity) in an amount (i) representing more than five percent (5%) of the value of such Acquired REIT’s total assets, (ii) representing more than ten percent (10%) of the value of the outstanding securities of such issuer, or (iii) representing more than ten percent (10%) of the voting power of the outstanding securities of such issuer.
(m)Neither of the Acquired REITs has owned (nor will own before Closing) at the close of any calendar quarter, directly or indirectly, securities (within the meaning of Sections 856(c)(4) and Section 856(m) of the Code) of any TRS in an amount representing more than twenty percent (20%) of the value of such Acquired REIT’s total assets.
(n)For each TRS held by an Acquired REIT: (i) such TRS qualified for taxation as a corporation under the Code no later than the date on which the applicable Acquired REIT first acquired an interest in such subsidiary; (ii) if necessary, such TRS has elected to be taxed as a corporation under the Code effective no later than the effective date of its TRS election; and (iii) each such TRS has made a valid and timely joint election with the applicable Acquired REIT to treat such entity as a TRS of such Acquired REIT under section 856(l) as of a date that is not later than the last day of the calendar quarter in which such Acquired REIT first acquired a direct or indirect equity interest in such entity. No TRS with respect to the Acquired REITs has directly or indirectly, through the ownership of any other entity, operated or managed a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility or other healthcare facility (within the meaning of Section 856(l) of the Code) or a lodging facility. For purposes of this representation, the term “lodging facility” means a hotel, motel, or other establishment more than one-half of the dwelling units in which are used on a transient basis.
(o)Schedule 2.11 sets forth the tax classification of, and jurisdiction of formation of each Acquired REIT and each of their respective subsidiaries (including whether any subsidiary is a TRS).
Section 2.12OFAC. Neither such BODI I Fund nor, to the Knowledge of such BODI I Fund, based solely on the representations made in applicable subscription agreements, any of the beneficial owners, directors, officers or employees of such BODI I Fund, currently appears on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control of the United States Department of Treasury, or is an individual residing in, or an entity formed in or controlled by anyone in, any U.S.-embargoed destination, including Cuba, Iran, Syria, North Korea, Crimea, the so-called Luhansk People’s Republic, and the so-called Donetsk People’s Republic. To the Knowledge of such BODI I Fund, none of the monies used to fund any of the BODI I Fund’s investments in any Acquired REIT have been derived from any illegal activities, including money laundering activities. None of the proceeds paid by ODIT and attributable to such BODI I Fund will be used by such BODI I Fund to knowingly finance any illegal activities.
Section 2.13Solvency.
(a)Such BODI I Fund is not Insolvent and no insolvency proceeding has been commenced, or, to the Knowledge of such BODI I Fund, threatened, against such BODI I Fund.
(b)To the Knowledge of such BODI I Fund, each Acquired REIT is not Insolvent and no insolvency proceeding is pending, or has been threatened, against each Acquired REIT or any subsidiary thereof.
(c)For these purposes, “Insolvent” shall mean, with respect to any BODI I Fund or any Acquired REIT, as of any date of determination, (i) the amount of the “present fair saleable value” of the assets of such BODI I Fund or such Acquired REIT (as applicable), as of such date, is less than the amount of all “liabilities of such BODI I Fund or such Acquired REIT (as applicable), contingent or otherwise,” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, (ii) the present fair saleable value of the assets of such BODI I Fund or such Acquired REIT (as applicable), as of such date, is expected to be less than the amount that will be required to pay the liability of such Person on its indebtedness as its indebtedness becomes absolute and matured, (iii) such BODI I Fund or such Acquired REIT (as applicable) is expected to have, as of such date, an unreasonably small amount of capital with which to conduct its business or (iv) such BODI I Fund or such Acquired REIT (as applicable) is expected to be unable to pay its indebtedness as it matures.
Section 2.14Operative Documents; Equityholder Agreements. Schedule 2.14 sets forth (a) each Operative Document of each Acquired REIT and (b) to the Knowledge of such BODI I Fund, each other agreement among the equityholders of each Acquired REIT.
Section 2.15Affiliate Arrangements. There are no agreements between such BODI I Fund and/or such BODI Fund I GP (or any partner, officer, director, employee or Affiliate of such BODI I Fund or such BODI Fund I GP), on the one hand, and any Acquired REIT (or any of its subsidiaries), on the other hand, except for the Operative Documents of the Acquired REIT, or as otherwise set forth on Schedule 2.15.
Section 2.16Absence of Events of Default. There are no uncured “events of default” under any Acquired REIT’s or its subsidiaries’ respective credit facilities. To the Knowledge of such BODI I Fund, no event occurred that, with the giving of notice or passage of time or both would reasonably be expected to become an “event of default” with respect to any material financing arrangement of any Acquired REIT or its subsidiaries.
Section 2.17Leases. BODI Fund I has delivered to ODIT true, correct and complete copies of the Leases. To BODI Fund I’s Knowledge, (a) all of the Leases are in full force and effect and (b) neither the landlord nor the tenant is in default under any of the Leases.
Section 2.18Employees. BODI Fund I has delivered to ODIT a list of any employees that are employed by any Acquired REIT and/or any subsidiary as of the date hereof.
Section 2.19Compliance with Operative Documents and Laws. Neither such BODI I Fund nor, to the Knowledge of such BODI I Fund, the BODI Fund I GP is in breach or default of any of its material obligations under (a) the Operative Documents of any Acquired REIT or (b) the Organizational Documents of such BODI I Fund.
Article III
REPRESENTATIONS AND WARRANTIES OF THE BODI FUND I GP
Except as set forth on the Schedules to this Agreement, the BODI Fund I GP hereby represents and warrants to ODIT as of the Signing Date (in each case, except to the extent a representation or warranty is qualified by reference to a particular date, in which case, as of such date), as follows:
Section 3.1Legal Status. The BODI Fund I GP is duly organized, validly existing, and in good standing under the Laws of its jurisdiction of organization, incorporation or formation.
Section 3.2Authority and Enforceability.
(a)The BODI Fund I GP has all requisite power and authority to (i) execute and deliver this Agreement, to perform its obligations hereunder and to otherwise consummate the Transactions and (ii) to carry on its business as it is currently conducted.
(b)The execution, delivery and performance by the BODI Fund I GP of this Agreement and the consummation by the BODI Fund I GP of the Transactions have been duly and validly authorized by all necessary limited liability company action on the part of the BODI Fund I GP. This Agreement has been duly authorized, executed and delivered by the BODI

Fund I GP and, assuming due authorization, execution and delivery of this Agreement by each other Party, constitutes a legal, valid and binding obligation of the BODI Fund I GP, enforceable against the BODI Fund I GP in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and moratorium Laws and other Laws of general application affecting enforcement of creditors’ rights generally.
Section 3.3Non-Contravention. The execution, delivery and performance by the BODI Fund I GP of this Agreement and the consummation by the BODI Fund I GP of the Transactions do not and will not at the Closing (a) violate the Organizational Documents of the BODI Fund I GP, (b) result in a violation of any material law applicable to any BODI I Fund or (c) require any consent or approval of any Governmental Authority under any provision of Law applicable to the BODI Fund I GP, except in each case of the foregoing clauses (a)-(c), as would not reasonably be expected to be material to ODIT or any BODI I Fund (as applicable), taken as a whole.
Section 3.4Knowledge of Representations and Warranties. To the Knowledge of the BODI Fund I GP, none of the representations and warranties of each BODI I Fund set forth in Article II are inaccurate in any material respect as of the dates given.
Article IV
REPRESENTATIONS AND WARRANTIES OF ODIT
ODIT hereby represents and warrants to each Transferor, as of the Signing Date, as follows:
Section 4.1Legal Status.
(a)ODIT is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.
(b)ODIT is a newly formed limited partnership and, except for ODIT’s organization and capitalization and actions in connection with this Agreement and the Transactions to be consummated hereunder, ODIT has not engaged in any operations as of the Signing Date.
Section 4.2Authority and Enforceability.
(a)ODIT has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to otherwise consummate the Transactions.
(b)The execution, delivery and performance by ODIT of this Agreement have been duly and validly authorized by all necessary organizational action on the part of ODIT. This Agreement has been duly executed and delivered by ODIT and, assuming due authorization, execution and delivery of this Agreement by the other Parties, constitutes a legal, valid and binding obligation of ODIT, enforceable against ODIT in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and moratorium Laws and other Laws of general application affecting enforcement of creditors’ rights generally.
Section 4.3Non-Contravention. The execution, delivery and performance by ODIT of this Agreement and the consummation by ODIT of the Transactions do not and will not at the Closing (i) result in a material violation by ODIT of any applicable Law or (ii) conflict with or violate the Organizational Documents of ODIT in any material respect.
Section 4.4Certain REIT Matters. ODIT’s ownership of the Subject Assets will not cause (a) any amounts received or accrued by the Acquired REITs during the applicable Acquired REIT’s taxable year that includes the Closing Date to fail to be treated as “rents from real property” within the meaning of Section 856(d) of the Code by reason of Section

856(d)(2)(B) of the Code, or (b) any Acquired REIT to be “closely held” within the meaning of Section 856(a)(6) of the Code.
Article V
CERTAIN COVENANTS AND AGREEMENTS
Section 5.1Confidentiality.
(a)Confidential Treatment. Each Party hereto agrees that the terms and provisions of this Agreement, as well as the Amendment, are confidential and agrees to use commercially reasonable efforts to cause each of its partners, agents and representatives to treat this Agreement and the Amendment and their respective terms and provisions as confidential except as otherwise required by applicable Law. Nothing in this Section 5.1 shall limit the ability of any BODI I Fund and/or ODIT or any of their respective Affiliates to make any disclosure to their Tax advisors or to the IRS or any taxing authority.
(b)Permitted Exceptions. Notwithstanding anything herein to the contrary, (i) from and after the Signing Date, the BODI I Fund, the BODI Fund I GP and ODIT may make disclosures concerning this Agreement and the Amendment to their respective Affiliates, and their respective current investors, partners, officers, directors, employees, agents, accountants, attorneys and other parties who have a need to know (including by way of normal course investor reporting in connection with the Transaction), in (A) the case of the BODI I Fund and the BODI Fund I GP, to the extent permitted under the terms of and subject to any conditions (including with respect to confidential treatment thereof) of the BODI Fund I LPA and any “Side Letters” (as defined in the BODI Fund I LPA) (as in effect on any date of determination) and (B) in the case of ODIT, to the extent that such disclosees are subject to a duty of confidentiality to keep such disclosure confidential, and (ii) following the Closing, subject to Section 5.1(c), the BODI Fund I GP and/or ODIT shall agree on the contents of and issue a general press release or public announcement announcing the consummation of the Transactions.
(c)Public Announcements and Press Release. Notwithstanding the foregoing, for the avoidance of doubt, prior to issuing any press release or public announcement containing any information relating to the Transactions (but excluding any change of control and other applicable regulatory filings with respect to the Transactions), the BODI Fund I GP and ODIT will agree in writing to the contents of any press release or public announcement.
Section 5.2Further Assurances; Approvals.
(a)Each Party will use its commercially reasonable efforts to satisfy the conditions to Closing and to cause the Closing to occur on or prior to the End Date. Each Party shall, at any time and from time to time on and after the Closing Date, upon the reasonable request of any other Party and without further consideration, use its commercially reasonable efforts to take or cause to be taken such actions and to execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments, documents, transfers and conveyances as may be reasonably required to fulfill its obligations under this Agreement and to effectuate the purposes of this Agreement, including for the conveying, transferring, assigning and delivering of the Transferred Assets to ODIT. For purposes of clarification, such commercially reasonable efforts under this Section 5.2 shall not include any requirement for the Transferors to pay any consent fee or other similar payment to any third party.
(b)ODIT shall, upon the request of the applicable Transferor and without further consideration, promptly provide such information about ODIT’s current and prospective beneficial owners as such Transferor may reasonably request in connection with such Transferor making any required filings under applicable Law or otherwise seeking the approval of any Governmental Authority to the Transactions.

(c)The Parties shall use their respective reasonable best efforts to respond, and assist each other Party to respond, as promptly as practicable to any inquiries received from any Governmental Authority for additional information or documentation and to all inquiries and requests received from any Governmental Authority, to the extent reasonably needed to cause the Transactions to be consummated as contemplated herein.
Section 5.3Acknowledgment and Disclaimer.
(a)ODIT understands and agrees that, except as specifically set forth in Articles II and III of this Agreement, none of the Transferors, the BODI Fund I GP, any of their respective Affiliates or any of their respective officers, directors, managers, employees, agents or representatives are making any representations or warranties, whether implied or express, with respect to themselves, their investors, the Transferred Assets, any Acquired REIT, any due diligence materials provided to any limited partner or member of the Transferors, any financial estimates or projections, or the Transactions, and ODIT confirms, on behalf of itself and its limited partners, that it has not relied on, and shall have no recourse (including under Article X) against any of the Transferors, the BODI Fund I GP, any of their respective Affiliates or any of their respective officers, directors, managers, employees, agents or representatives in respect of, any other statements, materials, representations or warranties other than those specifically set forth in Articles II and III of this Agreement.
(b)Each Party has conducted its own independent evaluation and made its own analysis as it has deemed necessary, prudent or advisable based on the information made available to it by such other Parties in order for such Party to make its own determination and decision to acquire or sell (as applicable) the Transferred Assets, to enter into this Agreement and consummate the Transactions. It is understood and agreed by ODIT, on behalf of itself and its limited partners, that any financial estimates or projections contained or referred to in this Agreement, the Transferors’ financial reports, valuation reports, summaries or any other document which otherwise has been prepared by any of the Transferors, the BODI Fund I GP or any of their respective Affiliates (including any Acquired REIT) and their respective agents or representatives and made available to ODIT or their respective agents and representatives, are not and shall not be deemed to be representations or warranties of the Transferors, the BODI Fund I GP or any of their respective Affiliates (including any Acquired REIT), or any of their respective agents and representatives (except to the extent specifically set forth in a representation or warranty in Articles II and III of this Agreement). Each Party further acknowledges and agrees that there are uncertainties inherent in attempting to make such estimates and projections, and that, except to the extent specifically set forth in a representation or warranty in Articles II and III of this Agreement (and subject to Section 9.7) no such Party shall have a claim against anyone with respect thereto. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) nothing in this Section 5.3 shall in any way limit any of the representations or warranties set forth in this Agreement, and (ii) the provisions of this Section 5.3 shall not, and shall not be deemed or construed to, waive, limit or release any claims relating to any Fraud.
Section 5.4Amendments and Supplements to Certain Schedules. Without the consent of any Party, the BODI I Funds shall be permitted to supplement, amend or otherwise modify the Schedules to this Agreement no fewer than three (3) Business Days prior to the Closing to reflect any events, actions, omissions or other facts arising or otherwise occurring after the Signing Date which are responsive to the underlying representation and warranty by delivery to ODIT of an updated version thereof, and upon the delivery of such updated Schedules, such updated Schedules shall be deemed to be modified for purposes of any claim by ODIT for indemnification with respect to a breach of the corresponding representations or warranties as of the Closing (but not for purposes of Section 7.3(b)).
Section 5.5Additional Covenants.
(a)From the Signing Date through the Closing Date (or, if earlier, the termination of this Agreement pursuant to its terms), without the prior written consent of ODIT, the ODIT Parties, the BODI I Funds, the BODI Fund I GP and each Transferor:
(i)will use commercially reasonable efforts to obtain necessary waivers and consents relating to the sale, contribution or transfer, as applicable, of each Transferred Asset to ODIT hereunder, as the BODI I Funds, the BODI Fund I GP, or such Transferor, on the one hand, and ODIT, on the other hand, shall mutually determine is appropriate, it being understood and agreed, for purposes of clarification, that such reasonable efforts shall not include any requirement for any Transferor to pay any consent fee or other similar payment to any third party;
(ii)will use commercially reasonably efforts to operate the Owned Real Property in the ordinary course of business with the Transferors’ past practice in all material respects;
(iii)will use commercially reasonable efforts to preserve the business of the Transferors as it relates to the Owned Real Property in all material respects (including with respect to its relationships with tenants and vendors);
(iv)will maintain insurance with respect to the Owned Real Property that is substantially similar in all material respects to the insurance maintained by Transferors as of the date hereof;
(v)will not amend or modify any governing or organizational document of any member of the Acquired REITs and/or any of their subsidiaries (other than as contemplated by the Pre-Closing Restructuring);
(vi)will not cause or permit any member of the Acquired REITs and/or any of their subsidiaries to incur, assume, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any material Indebtedness (other than Indebtedness existing as of the date hereof, including refinancings of any such existing Indebtedness, and trade accounts payable and accrued commercial liabilities incurred in the ordinary course of any Acquired REIT’s business and in a manner consistent with past practice);
(vii)will not enter into any new Material Lease or terminate or materially amend or modify any existing Material Lease;
(viii)will not enter into any new Material Agreement or terminate or materially amend or modify any existing Material Agreement, in each case, which will be binding on any member of the Acquired REITs and/or any of their subsidiaries after Closing without the prior written consent of ODIT;
(ix)will not issue any new equity interests in any member of any Acquired REIT and/or any of their subsidiaries or grant any option or issue any warrant to purchase or subscribe for any such equity interests (other than as contemplated by the Pre-Closing Restructuring); and
(x)will not sell, transfer or otherwise dispose of any Owned Real Property or any material personal property owned by the Transferors in respect of such

Owned Real Property (unless replaced by personal property of similar utility and/or value) (other than as contemplated by the Pre-Closing Restructuring) or acquire or agree to acquire any other material real property or material personal property.
(b)During the Interim Period, ODIT, on behalf of each ODIT Indemnified Party, shall use commercially reasonable efforts to bind the RWI Policy as promptly as practicable following the Signing Date. BODI Fund I GP agrees to use commercially reasonable efforts to cooperate with ODIT's efforts to obtain the RWI Policy (including following the Signing Date to remove any conditional exclusions therefrom). Following the binding of the RWI Policy, ODIT (i) shall deliver a copy of such RWI Policy to the BODI Fund I GP and (ii) agrees that it will not, without the BODI Fund I GP’s prior written consent, amend, terminate, cancel, modify, waive or supplement, in whole or in part, the RWI Policy in a manner that would (A) allow the R&W Insurer or any other Person to subrogate or otherwise make or bring any action (other than with respect to Fraud by such Person) against any Transferor or any of its Affiliates, successors and assigns, or any of their respective officers, directors, members, partners, owners, equityholders or managers based upon, arising out of, or related to this Agreement or the negotiation, execution or performance of the Transactions or (B) reasonably be likely to result in any of the foregoing having any liability (other than with respect to Fraud by such Person) in connection with this Agreement or the Transactions. For the avoidance of doubt, obtaining the RWI Policy shall not be a condition to any party’s obligations under this Agreement.
(c)During the Interim Period, the Selling Entities shall use commercially reasonable efforts to maintain and operate the Acquired REITs in accordance with their Organizational Documents, this Agreement and in the ordinary course of business in all material respects. Unless otherwise agreed to in writing by ODIT and except as otherwise permitted by this Agreement, during the Interim Period, the Selling Entities will not approve or take any action causing an Acquired REIT (or, as applicable, its respective subsidiaries) to: (a) enter into any agreement or arrangement that materially limits or otherwise restricts the Acquired REIT from engaging or competing in any line of business in which it is currently engaged or currently contemplates to be engaged or in any geographic area; (b) authorize, issue, sell, transfer, grant, pledge or otherwise dispose of or grant or suffer to exist any lien, restriction or claim of any kind or nature whatsoever on any limited liability company interests, capital stock, notes, bonds or other securities of the Acquired REIT; (c) with respect to any Acquired REIT, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation or recapitalization, or merge or consolidate with, purchase substantially all the assets of, or otherwise acquire or combine with, any Person; (d) reorganize or sell or dispose of any of its material assets other than transfers in connection with the replacement or worn or obsolete property in the ordinary course of business and consistent with past practice; (e) redeem, repurchase or otherwise reacquire, split, combine or reclassify any equity interest in the Acquired REIT; (f) declare, set aside, make or pay any dividend or other distribution payable in equity interests of the Acquired REIT; (g) make, change or revoke any material Tax election; (h) change any material accounting period or method with respect to Taxes; (i) file or amend any material Tax Return; (j) enter into any closing agreement with the IRS or any other Governmental Authority which would impose any obligations following the Closing; (k) settle or compromise any proceeding with respect to any material Tax liability, audit, claim or assessment relating to the Acquired REIT or any of its subsidiaries; (l) surrender any right to claim a refund of Taxes; (m) request any ruling with respect to Taxes; (n) consent to any extension or waiver of the limitation period applicable to any Taxes of the Acquired REIT; or (o) take any other similar action relating to the filing or the payment of any material Tax. Notwithstanding anything in this Section 5.5 to the contrary, prior to the Closing, the Selling Entities and the Acquired REITs shall take, and shall cause each subsidiary of an Acquired REIT to take, any actions, or forbear from taking any actions, as necessary to ensure that the Acquired REITs will be classified as REITs for the taxable year that includes the Closing Date or to avoid incurring U.S. federal income Taxes under Sections 857(b) or 4981 of the Code, and shall take, and shall cause each subsidiary of an Acquired REIT to take, any action which is consistent with such REIT qualification for such taxable year, provided that prior to taking any such action inconsistent with the restrictions set forth in this Section 5.5(c), the Selling Entities shall consult with ODIT as to the requirement to take such action.
Article VI
TAX MATTERS
Section 6.1Transfer Taxes. All Transfer Taxes that may be imposed as a result of the Transactions shall be borne fifty percent (50%) by the BODI I Funds and fifty percent (50%) by ODIT. The Parties agree to reasonably cooperate to sign and deliver such certificates or forms as may be necessary or appropriate to establish a reasonably available exemption from (or otherwise reduce) any Transfer Taxes. The Party required by applicable Law will prepare and file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, the other Parties will join in the execution of any such Tax Returns and other documentation. Each Party shall timely pay when due all Transfer Taxes for which such Party is responsible pursuant to the first sentence of this Section 6.1. If any Party pays any Transfer Taxes that should be borne by another Person pursuant to this Agreement, such other Person will promptly reimburse the paying Party for such amount within ten (10) Business Days of that request.
Section 6.2Certain Covenants.
(a)ODIT’s Operation of the Acquired REITs after Closing.
(i)To the extent that the representations set forth in Section 2.11(c) are true and correct as of the Closing Date, ODIT hereby covenants to take such actions as are reasonably necessary to maintain each Acquired REIT’s status as a REIT through the REIT Maintenance Date so that: (A) the gross income of each Acquired REIT meets the tests provided in Code Sections 856(c)(2) and (3); (B) the assets of each Acquired REIT meet the tests provided in Code Section 856(c)(4); (C) each Acquired REIT meets the management and operations tests of Code Sections 856(a)(1)-(4); (D) each Acquired REIT is beneficially owned by 100 or more persons as required under Code Section 856(a)(5); (E) each Acquired REIT duly elects to be taxed as a REIT on its U.S. federal income Tax Returns for the relevant taxable years, and does not revoke such election, in each case through and including the REIT Maintenance Date; and (F) each Acquired REIT does not take any action, or omit any action, in each case that would cause such Acquired REIT to fail to qualify as a REIT. ODIT shall not dissolve or liquidate any Acquired REIT or otherwise convert any Acquired REIT into an entity not treated as a corporation for U.S. federal income tax purposes prior to the REIT Maintenance Date. ODIT shall not cause any Acquired REIT to transfer or dispose of any portion of any Owned Real Property in a transaction that is treated in whole or in part as a disposition of such portion of the Owned Real Property for federal income tax purposes prior to the REIT Maintenance Date. ODIT may sell or otherwise dispose of an Acquired REIT at any time, before or after the REIT Maintenance Date, provided that any transferee of such Acquired REIT is subject to the limitations set forth in this Agreement relating to REIT qualification of the Acquired REITs (including this Section 6.2(a)).
(ii)The Selling Entities have provided ODIT with evidence of an executed IRS Form 8832 (Entity Classification Election) by each Acquired REIT and proof of timely mailing, under which each Acquired REIT elected to be classified as a corporation for federal income tax purposes as of the applicable REIT Election Date.
(b)Tax Contests.

(i)Taxable Period Terminating Prior to Closing Date. BODI Fund I GP shall retain the right to control any proceeding with respect to any Taxes for any taxable period which terminates prior to the Closing Date, provided that the commencement or settlement of any such proceeding shall require the consent of ODIT to the extent that it impacts any taxable period which terminates after the Closing Date (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, ODIT shall have the right to control and settle any proceeding that relates to the qualification as a REIT of the Acquired REITs for any taxable period which terminates prior to or includes the Closing Date, provided that the settlement of any such proceeding shall require the consent of the BODI Fund I GP (such consent not to be unreasonably withheld, conditioned or delayed).
(ii)Taxable Period Including the Closing Date. ODIT shall have the right to control any proceeding to contest any Taxes for any taxable period which includes the Closing Date, subject to the prior written consent of BODI Fund I GP (such consent not to be unreasonably withheld, conditioned or delayed).
(iii)Taxable Period Commencing After the Closing Date. ODIT shall have the right to commence, continue and settle any proceedings to contest Taxes for any taxable period which commences after the Closing Date, and shall be entitled to any refunds or abatements of Taxes awarded in such proceedings.
(iv)To the extent there is any conflict between the terms of this Section 6.2(b) and Section 9.5, the terms of this Section 6.2(b) shall prevail.
(c)Tax Returns.
(i)Acquired REIT Tax Returns. ODIT and each Acquired REIT shall prepare and timely file (or cause to be prepared and filed) all Tax Returns required to be filed by each Acquired REIT after the Closing Date with respect to each Pre-Closing Tax Period (including the taxable year including the Closing Date). ODIT shall provide each Acquired REIT’s U.S. federal income Tax Return for Pre-Closing Tax Periods (including the taxable year that includes the Closing Date and in each case to the extent not yet filed as of the Closing Date) to BODI Fund I GP at least twenty (20) Business Days before its due date (taking into account any extensions) for BODI Fund I GP’s review, comment and approval (such approval not to be unreasonably withheld, conditioned or delayed), which shall be provided at least ten (10) Business Days prior to the due date of such Tax Return. After the Closing Date, the Acquired REITs shall not designate any payment, distribution or dividend made by the Acquired REITs on or prior to the Closing Date as a “capital gain dividend” within the meaning of Code Section 857(b)(3)(C) or otherwise treat such prior distributions as attributable to gain from the sale of a “United States real property interest” under Section 897(h)(1) of the Code, in each case except to the extent related to a sale of real property by the Acquired REIT prior to the Closing. ODIT shall not amend any U.S. federal income Tax Return of either Acquired REIT for any Pre-Closing Tax Period without the prior written consent of the BODI Fund I GP (such consent not to be unreasonably withheld, conditioned or delayed).
(ii)Tax Cooperation. The Parties shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Acquired REITs, their respective assets or businesses as is reasonably necessary for the filing of all Tax Returns, the making of any election related to Taxes, and the preparation for, or the prosecution or defense of, any Tax contest with respect to any Tax period starting before the Closing Date. The Parties shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes and all other Tax matters relating to the Acquired REITs or their respective assets or businesses and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Article VI. The Parties agree that they shall use commercially reasonable efforts to preserve and keep, or cause to be preserved and kept, all original books and records in respect of the Acquired REITs relating to any Taxes with respect to taxable years or periods (in whole or in part) ending on or before the Closing Date and in the possession of Parties or their Affiliates in accordance with the applicable statute of limitations.
(iii)Straddle Periods. To the extent relevant, in the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes of the Acquired REITs based upon or measured by net income or gain which relate to the Pre-Closing Tax Period will be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which any Acquired REIT holds a beneficial interest will be deemed to terminate at such time); provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the portion of the Straddle Period ending on the Closing Date, on the one hand, and the portion of the Straddle Period beginning after the Closing Date, on the other hand, in proportion to the number of days in such Straddle Period included in the portion ending on the Closing Date and the number of days in such Straddle Period included in the portion beginning after the Closing. The amount of Taxes other than Taxes based upon or measured by net income or gain or Taxes included as Proration Items for a Straddle Period which relate to the Pre-Closing Tax Period will be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the portion of the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.
(iv)Survival. The provisions of this Section 6.2 shall survive the Closing until sixty (60) days after the expiration of any applicable statute of limitations (including extensions thereof) with respect to the assessment of the relevant Taxes.
(d)Reporting of Transaction.
(i)Except as required by a “determination” (as defined in Section 1313(a) of the Code), the Parties agree that, for U.S. federal (and applicable state and local) income Tax purposes, (i) the Seller Sales will be treated as a purchase and sale of the Sold Assets, (ii) any contribution of Subject Assets by a Rolling Fund I LP to ODIT will be treated as a taxable exchange, and (iii) any contribution of Subject Assets by a Rolling Fund I LP to ODIT OP will be treated as a contribution of property to a partnership in exchange for an interest in the partnership as described in Section 721(a) of the Code.
(ii)ODIT shall not make or permit to be made an election under Section 338 of the Code (or similar provision under state or local law) with respect to the purchase of the Sold Assets by ODIT hereunder.
Article VII
CONDITIONS TO CLOSE
Section 7.1Conditions to the Parties’ Obligations to Effect the Closing. The obligations of the Parties to consummate the Transactions shall be subject to the fulfillment (or written waiver by (x) ODIT, on behalf of itself and the other ODIT Parties and (y) the BODI Fund I GP, on behalf of itself and each other Party) at or prior to the Closing of the following conditions:
(a)Consummation of the Transactions shall not have been restrained, enjoined or otherwise prohibited or made illegal by any applicable Law.
(b)All antitrust or regulatory filings, notices or approvals under any laws or regulations required to permit the consummation of the Transactions shall have been made, given, or, as applicable, received, and any waiting periods (and any extension thereof) applicable to the Transactions shall have expired or shall have been terminated.
(c)No Litigation shall be pending against any Party or any of its Affiliates that in any manner challenges or seeks to, or would reasonably be expected to, prevent, enjoin, alter or materially delay the Transactions.
Section 7.2Conditions to the Obligations of the Transferors to Effect the Closing. The obligations of the Transferors to consummate the Transactions shall be subject to the fulfillment (or written waiver by the BODI Fund I GP) at or prior to the Closing of the following conditions:
(a)The ODIT Parties shall have performed in all material respects their agreements and obligations contained in this Agreement required to be performed by them at or before the Closing.
(b)(i) The Fundamental Representations of the ODIT Parties shall be true and correct in all respects (other than for de minimis inaccuracies) as of the Closing Date, as though such Fundamental Representations had been made on and as of the Closing Date (unless any such Fundamental Representation is made only as of a specified date, in which event such Fundamental Representation shall be true and correct in all respects (other than for de minimis inaccuracies) as of such specified date); and (ii) all other representations and warranties of the ODIT Parties shall be true and correct in all material respects as of the Closing Date, as though such representations and warranties had been made on and as of the Closing Date (unless any such representation or warranty is made only as of a specified date, in which event such representation or warranty shall be true and correct in all material respects as of such specified date).
(c)ODIT shall have delivered to the Transferors all of the items required to be delivered by ODIT pursuant to Section 8.2.
Section 7.3Conditions to the ODIT Parties’ Obligations to Effect the Closing. The obligation of the ODIT Parties to consummate the Transactions shall be subject to the fulfillment (or written waiver by ODIT) at or prior to the Closing of the following conditions:
(a)The Transferors shall have performed in all material respects their agreements and obligations contained in this Agreement required to be performed by them at or before the Closing.
(b)(i) The Fundamental Representations of the BODI I Funds and the BODI Fund I GP shall be true and correct in all respects (other than for de minimis inaccuracies) as of the Signing Date and as of Closing Date, as though such Fundamental Representations had been made on and as of such time (unless any such Fundamental Representation is made only as of a specified date, in which event such Fundamental Representation shall be true and correct in all respects (other than for de minimis inaccuracies) as of such specified date); and (ii) all other representations and warranties of the BODI I Funds and the BODI Fund I GP shall be true and correct in all material respects as of the Closing Date, as though such representations and warranties had been made on and as of the Closing Date (unless any such representation or warranty is made only as of a specified date, in which event such representation or warranty shall be true and correct in all material respects as of such specified date).
(c)During the Interim Period, no “event of default” of a material payment obligation shall have occurred under the credit facilities of the Acquired REIT or any of its subsidiaries that remains uncured as of the Closing.
(d)From the Signing Date, there shall not have occurred a Transaction Material Adverse Effect
(e)The Transferors shall have delivered to ODIT a duly executed copy of an opinion of Gibson, Dunn & Crutcher LLP or other counsel reasonably acceptable to ODIT as to each of the Acquired REIT’s qualification as a REIT as of the Closing Date with such opinion in a form that is customary for such matters and that is reasonably acceptable to ODIT.
(f)Each Transferor shall have delivered to ODIT, all of the items required to be delivered by them to ODIT under Section 8.1.
Article VIII
CLOSING DATE DELIVERIES
Section 8.1Documents to be Delivered by the Transferors at the Closing. At the Closing, each Transferor shall deliver or cause to be delivered to ODIT:
(a)Instruments of Transfer. To the extent required, duly executed instruments of assignment with respect to each Transferred Asset in favor of ODIT together with, if applicable, any other documents (including approvals contractually required by any Acquired REIT to be delivered as a condition to the transfer of such Transferred Asset), as may be reasonably necessary to convey and vest in ODIT all right, title and interest in and to such Transferred Asset, free and clear of any Liens, except for Permitted Liens.
(b)IRS Form W-9. In the case of each Selling Entity only, an IRS Form W-9 (or any successor form) duly executed and properly completed by such Selling Entity.
Section 8.2Documents to be Delivered by ODIT at the Closing. At the Closing, ODIT shall deliver to the Transferors the following with respect to the Transferred Assets:
(a)Instruments of Transfer. Such other instruments of transfer and assumption with respect to the Transferred Assets as may be reasonably acceptable to the Transferors.
(b)Joinders, Representation Letters and Other Undertakings. Such joinders, representation letters and other undertakings that the Acquired REITs may reasonably require in connection with the transfer of the Transferred Assets to ODIT.
Article IX
INDEMNIFICATION
Section 9.1Survival.
(a)The covenants of the Parties contained in this Agreement that require performance prior to or at the Closing shall not survive the Closing, and there shall be no right to indemnification in respect of breaches thereof from and after the Closing.
(b)The representations and warranties of the Parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall not survive the Closing, and there shall be no right to indemnification in respect of breaches thereof from and after the Closing.
(c)The right to indemnification with respect to any covenant of a Party herein that by its terms requires performance by such Party after the Closing (other than the covenants set forth in Article VI) shall survive the Closing until the earlier of (i) the date on which such covenant or agreement is fully performed in accordance with its terms or (ii) the expiration of the applicable statute of limitations under the laws of the State of Delaware (or in the case of the covenants in Article VI, until the date that is thirty (30) days following expiration of the applicable statute of limitations).
(d)Any representation or warranty in the case of Fraud, and the right to indemnification for breaches thereof pursuant to this Article IX, shall survive the Closing until the expiration of the applicable statute of limitations under the laws of the State of Delaware.
(e)The survival periods set forth in the foregoing clauses (a)-(e) are in lieu of, and the Parties expressly waive, any otherwise applicable statute of limitations, whether arising at law or in equity. Any claim for breach of representation or warranty hereunder shall be deemed to have accrued as of the Closing. No claim for breach of any representation, warranty, covenant or agreement may be brought after expiration of the survival periods set forth in the foregoing clauses (a)-(e); provided; however, that any breach of a representation, warranty, covenant or agreement described in the foregoing clauses (d)-(e) in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence if written notice of a claim for indemnification resulting from such inaccuracy or breach of such representation, warranty, covenant or agreement is duly given in good faith prior to the end of the applicable survival period to the Party against whom such indemnity is being sought, in which case such indemnification claim shall survive until it is fully resolved (either by mutual written agreement of the applicable Parties or, absent such mutual written agreement, as resolved by a court of competent jurisdiction in a final, non-appealable order). For the avoidance of doubt and notwithstanding the foregoing, the survival periods set forth in this Section 9.1, shall not control with respect to the RWI Policy, which shall contain survival periods that shall control for purposes thereunder.
Section 9.2Obligation to Indemnify.
(a)Subject to the provisions of this Article IX (including Section 9.3), from and after the Closing, each Selling Entity shall, severally and not jointly, defend, indemnify and hold harmless ODIT Indemnified Parties from and against, and pay or reimburse ODIT Indemnified Parties for, any and all Losses based upon, resulting from or arising out of:
(i)any breach of a covenant or agreement (which include, for the avoidance of doubt, the covenants set forth in Article VI) required to be performed by such Selling Entity; and
(ii)Fraud committed (A) by such Selling Entity or any of its Affiliates and each of their respective officers, directors, managers, shareholders, members, partners, employees, successors and permitted assigns or (B) by the BODI I Fund, the BODI Fund I GP or any of their respective Affiliates and each of the officers, directors, managers, shareholders, members, partners, employees, successors and permitted assigns of each of the foregoing.
(b)Subject to the provisions of this Article IX, from and after the Closing, ODIT shall defend, indemnify and hold harmless the Transferors from and against, and pay or reimburse the Transferors for, any and all Losses based upon, resulting from or arising out of any breach of a material covenant required to be performed by ODIT in this Agreement.

Section 9.3Certain Limitations.
(a)The aggregate liability of a Selling Entity with respect to Losses that are the subject matter of Section 9.2(a)(i) shall not exceed, in the aggregate, an amount equal to such Selling Entity’s Final Transferor Closing Consideration.
(b)The amount of any Losses for which any ODIT Indemnified Party claims indemnification under this Agreement shall be reduced by any indemnification or reimbursement payments actually received by such Person from third parties, including any amounts received under the RWI Policy, net of the aggregate amount of all costs and expenses (including reasonable attorneys’ fees and expenses) of recovery or collection, including any deductibles, retentions or similar costs or payments and any increases in premiums (“Recovery Costs”).
(c)No Party shall, in any event, be liable or otherwise responsible for any punitive damages arising out of or relating to this Agreement or the performance or breach hereof; provided, that nothing in this Section 9.3(c) shall limit a Person’s liability for any punitive damages paid or payable by such Person in connection with a Third Party Claim.
(d)The aggregate liability of ODIT with respect to Losses that are the subject matter of Section 9.2(b) shall in no event exceed an amount equal to the portion of the Aggregate Closing Consideration attributable to ODIT (without duplication).
(e)For the avoidance of doubt, any limitations on indemnification (including with respect to the maximum indemnifiable amount) in this Article IX shall not apply to any indemnification obligations with respect to Losses resulting from Fraud.
(f)For purposes of clarification, the Selling Entities shall be severally (and not jointly and severally) liable hereunder, pro rata in accordance with such Selling Entities’ respective Seller Pro Rata Shares, for any indemnifiable Losses under Section 9.2(a). For purposes of calculating any limits of liability pursuant to this Section 9.3, such limitation shall be calculated on a Selling Entity-by-Selling Entity basis.
(g)For the avoidance of doubt, it is the intention of the Parties that any indemnification payments received by ODIT pursuant to this Agreement shall only be allocated and distributed to the New Investors and any indemnification claims against ODIT pursuant to this Agreement shall only be allocated to and funded only by the New Investors.
(h)Notwithstanding anything herein to the contrary, as among BODI Fund I LPs, the BODI Fund I GP shall be authorized to allocate any indemnification payments to be borne by the BODI I Funds hereunder in its good faith discretion and make equitable adjustments that are, in its reasonable judgment, necessary, including for purposes of ensuring that any such obligations are borne by the BODI Fund I LPs based on their respective pro rata portion of (i) the Aggregate Closing Consideration plus (ii) the value of the capital contributions that will be deemed made pursuant to Section 1.5(a).
Section 9.4Claim Procedures Against the Selling Entities. In the event that an indemnification claim pursuant to this Article X is finally resolved against a Selling Entity (both as to validity of the indemnification claim and the amount of the Losses indemnifiable by such Selling Entity hereunder), whether by agreement of such Selling Entity or a judicial determination with respect thereto (an “Approved Claim”), the applicable Selling Entity shall be liable for such Approved Claim, subject to the limitations set forth in Section 9.3. To the extent necessary to satisfy an Approved Claim hereunder (including to the extent the Selling Entity has insufficient cash or other liquid investments available to satisfy an Approved Claim), the BODI Fund I GP shall enforce the All Partner Giveback Provisions against the applicable parties for the purpose of funding such indemnification.

Section 9.5Third Party Claim Procedure. In the case of any litigation asserted by a third party (a “Third Party Claim”) against a party entitled to indemnification under this Agreement (an “Indemnified Party”), notice shall be given by the Indemnified Party to the Party required to provide indemnification hereunder (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of such Third Party Claim, and if within ten (10) Business Days after receiving such notice, the Indemnifying Party gives written notice that the Indemnifying Party disputes and intends to defend against such Third Party Claim, then the Indemnifying Party shall have the right (at the expense of such Indemnifying Party and so long as the Indemnifying Party acknowledges in writing (i) that the Indemnifying Party would be liable for indemnity under the provisions hereof if such Third Party Claim were valid and (ii) its obligation to indemnify the Indemnified Party for all Losses related to such Third Party Claim) to assume the defense of such Third Party Claim; provided, that (a) counsel for the Indemnifying Party who shall conduct the defense of such Third Party Claim shall be reasonably satisfactory to the Indemnified Party, and the Indemnified Party may participate in such defense at such Indemnified Party’s expense, and (b) the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent such Indemnifying Party is actually and materially prejudiced as a result of such failure to give notice. If the Indemnifying Party does not assume the defense of such Third Party Claim within ten (10) Business Days following notice thereof, or if the Third Party Claim (i) involves any possibility of criminal liability, (ii) involves any material customer, supplier or vendor of any Indemnified Party, (iii) seeks injunctive relief, specific performance or other equitable relief against any Indemnified Party, (iv) if determined adversely to any of the Indemnified Parties, would (together with all other pending claims) reasonably be expected to result in Losses to the Indemnified Parties in excess of the maximum amount the Indemnified Parties would then be entitled to recover from the Indemnifying Party under this Article IX, (v) the Indemnified Party reasonably determines based on advice of counsel that the Indemnifying Party has a potential or actual legal conflict, or (vi) the Indemnifying Party fails to continue to defend the Third Party Claim in good faith, the Indemnified Party shall be entitled to assume and control such defense and to settle or agree to pay in full such Third Party Claim without the consent of the Indemnifying Party without prejudice to the ability of the Indemnified Party to enforce its claim for indemnification against the Indemnifying Party hereunder. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such Third Party Claim, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other non-monetary relief affecting the Indemnified Party or a finding or admission of any wrongdoing or that does not include as an unconditional term thereof the giving, by each claimant or plaintiff to such Indemnified Party, of an irrevocable release from all liability with respect to such Third Party Claim. If the Indemnified Party in good faith determines that the conduct of the defense or any proposed settlement of any Third Party Claim would reasonably be expected to affect adversely the Indemnified Party’s ability to conduct its business, or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such Third Party Claim, the Indemnified Party shall have the right at all times to take over and control the defense, settlement, negotiation or litigation relating to any such Third Party Claim at the sole cost of the Indemnifying Party; provided, that if the Indemnified Party does so take over and control, the Indemnified Party shall not settle such Third Party Claim without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed. In any event, each of the Parties shall reasonably cooperate in the defense of any Third Party Claim subject to this Article IX and the records of each shall be reasonably available to the other with respect to such defense.
Section 9.6Treatment of Indemnity Payment. The Parties agree to treat any indemnity payment made pursuant to this Article IX as an adjustment to the Aggregate Closing Consideration for all purposes, including applicable Tax purposes, unless otherwise required by applicable Law.

Section 9.7Exclusive Remedies.
(a)The indemnification provisions of this Article IX, shall be the sole and exclusive remedies of the Transferors, ODIT or any other Indemnified Parties (or any Person acting through the Indemnified Parties, including the New Investors) for any claims based on this Agreement or the Transactions, including, without limitation, for (i) any breach or inaccuracy of the representations and warranties contained in this Agreement and (ii) the breach of or failure to perform any covenant, agreement or obligation contained in this Agreement, in each case including in connection with any Fraud in connection with the Transactions. Transferors, ODIT and each Indemnified Party (on behalf of itself and any other Person acting through such Indemnified Party, including the New Investors) covenants and agrees not to bring or maintain a claim hereunder (other than as permitted under this Article X), and no recourse shall be brought or granted against any Indemnifying Party, including the BODI I Fund, the BODI Fund I GP, any Transferor or any of their respective partners or members by virtue of or based upon this Agreement or the Transactions or any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties or covenants of any Person set forth or contained in this Agreement or any information, document, or material furnished or made available to such Indemnified Party, and/or any of its or their investors or representatives in “data rooms,” management or other presentations or in any other form in anticipation of or in connection with the Transactions (other than as permitted under this Article IX). In furtherance of the foregoing, the Transferors, ODIT and each Indemnified Party hereby irrevocably waives (on behalf of itself and any other Person acting through such Indemnified Party, including the New Investors) all rights, causes of action and claims of any type or description based on this Agreement or the Transactions, other than the right to seek indemnity in accordance with the terms of this Article IX. Notwithstanding the foregoing, nothing in this Article IX will limit or restrict the right of a Party to seek any recovery under the RWI Policy.
(b)Each ODIT Indemnified Party (on behalf of itself and any other Person acting through such ODIT Indemnified Party, including the New Investors) acknowledges and agrees that the RWI Policy (to the extent obtained) shall be the sole source of recovery available to such Party and its Affiliates and representatives and its and its Affiliates’ and representatives’ respective successors and assigns for breaches of representations and warranties contained herein by the BODI I Fund, the BODI Fund I GP or any Transferor (other than in case of Fraud) (it being understood that if no RWI Policy is obtained, there shall be no source of recovery available for such breaches). Each Indemnified Party shall use, and cause its Affiliates to use, commercially reasonable efforts to seek recovery under all applicable insurance policies (including, as applicable, the RWI Policy) covering any Losses for which indemnity has been provided hereunder (provided, for the avoidance of doubt, that, subject to Section 9.3, the amount of any Recovery Costs, deductibles, retentions or similar costs incurred in connection with such recovery shall also constitute Losses of such Indemnified Party). For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, the Indemnified Party shall be entitled to seek indemnification under this Article IX concurrently with seeking recovery from any third party insurance policies (including the RWI Policy) or other third party.
(c)The Parties acknowledge and agree that the RWI Policy shall be the sole source of recovery available from the Selling Entities with respect to breaches of representations and warranties hereunder by the BODI I Fund, the BODI Fund I GP or the Selling Entities (other than in case of Fraud).

Article X
DEFINITIONS
Section 10.1Certain Terms. The following terms have the respective meanings given to them below:
“394 Pacific REIT Election Date” means August 2, 2016.
“Acquired REIT” means each of STACK USA and 394 Pacific.
“Adjusted Per Unit Price” means an amount equal to (i) the Aggregate Closing Consideration divided by (ii) the aggregate number of Sold Assets.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Aggregate Closing Consideration” means the sum of the Final Transferor Closing Consideration for all of the Selling Entities.
“Agreement” has the meaning set forth in the Preamble.
“All Partner Giveback Provisions” means, with respect to any BODI I Fund, the “all partner giveback” provisions set forth in the BODI Fund I LPA (or equivalent provision requiring the return by partners of amounts distributed by such BODI I Fund).
“Amendment” means the amendments to the BODI Fund I LPAs substantially in the form attached hereto as Exhibit I.
“Ancillary Revenue” means the amounts paid by users of the Owned Real Property for (i) utilities including electricity, gas and water, (ii) air conditioning, (iii) rubbish removal, (iv) parking and (v) other similar ancillary utility or service charges.
“Applicable Accounting Principles” means the accounting principles, practices, assumptions, conventions and policies used in the preparation of the Preliminary Closing Statement, which shall be consistent with GAAP, unless the Parties expressly agree to proceed in a manner inconsistent with GAAP in the Preliminary Closing Statement.
“Approved Claim” has the meaning set forth in Section 9.4.
“Base Purchase Price” means $3,289,000,000.
“BODI Fund I GP” has the meaning set forth in the Preamble.

“BODI Fund I LP” means each of the limited partners of the BODI I Funds.
“BODI Fund I LPA” means (i) with respect to BODI I Main Fund, the Second Amended and Restated Agreement of Limited Partnership of Blue Owl Digital Infrastructure Fund I LP, (ii) with respect to BODI I-A, the Fourth Amended and Restated Agreement of Limited Partnership of Blue Owl Digital Infrastructure Fund I-A LP, and (iii) with respect to BODI I-B, the Fourth Amended and Restated Agreement of Limited Partnership of Blue Owl Digital Infrastructure Fund I-B LP, in each case, as amended, restated, supplemented or otherwise modified from time to time.“BODI I Fund” has the meaning set forth in the Preamble.
“Business Day” means any day, other than a Saturday, Sunday or a day on which banks located in New York City, New York are authorized or required by Law to close.
“Capital Expenditure Amount” means the amount of estimated capital expenditures reasonably expected to be incurred by the Acquired REITs and/or their subsidiaries following the Measurement Time in respect of the Owned Real Property set forth in Schedule 10.1(a) to complete the construction projects in such Owned Real Property that are ongoing as of the date hereof and effect delivery thereof pursuant to contractual obligations existing as of the date hereof, which amount shall be determined by the BODI Fund I GP in good faith (and verified by ODIT, acting reasonably). Assuming a Closing Date of December 31, 2025, the BODI Fund I GP estimates, as of the date hereof, that the Capital Expenditure Amount will equal approximately $19,000,000.
“Cash” means, as at a specified date, the aggregate amount of all cash, cash equivalents and marketable securities held by the Acquired REITs and their respective subsidiaries, including all outstanding security, customer or other deposits and all uncashed and uncleared checks, drafts and wires received by or on behalf of an Acquired REIT or any of its subsidiaries, calculated on a basis consistent with the Applicable Accounting Principles.
“Closing” has the meaning set forth in Section 1.6(a).
“Closing Capital Expenditure Amount” has the meaning set forth in Section 1.3(b).
“Closing Cash” has the meaning set forth in Section 1.3(b).
“Closing Date” has the meaning set forth in Section 1.6(a).
“Closing Indebtedness” has the meaning set forth in Section 1.3(b).
“Closing Transfers” has the meaning set forth in Section 1.2(b).
“Code” means the Internal Revenue Code of 1986, as amended.
“Contract” means any legally binding contract, agreement, license, sublicense, lease, sublease, commitment, or sales or purchase order or any other arrangement, whether written or oral, including any Contract relating to Indebtedness; provided, however, that “Lease(s)” shall be excluded from the definition of “Contracts.”

“Contributed Assets” means all of the Subject Assets (a) that are indirectly owned by the Rolling Fund I LPs as of immediately prior to the Closing and (b) which will be indirectly rolled, directly or indirectly, into ODIT or ODIT OP, as applicable, in the Pre-Closing Restructuring and will continue to be indirectly owned by such Persons through ODIT or ODIT OP, as applicable.
“Election Deadline” means 5:00 pm New York City time on the date that is twenty (20) Business Days after the distribution date of the applicable Transaction Election Form.
“End Date” has the meaning set forth in Section 11.1(b).
“Estimated Aggregate Closing Consideration” means the sum of the Estimated Transferor Closing Consideration for all of the Selling Entities.
“Estimated Capital Expenditure Amount” has the meaning set forth in Section 1.3(a).
“Estimated Cash” has the meaning set forth in Section 1.3(a).
“Estimated Indebtedness” has the meaning set forth in Section 1.3(a).
“Estimated Per Unit Price” means (a) the Estimated Purchase Price divided by (b) the number of Subject Assets.
“Estimated Proration Amount” has the meaning set forth in Section 1.4(h).
“Estimated Purchase Price” means (i) the Base Purchase Price, plus (ii) Estimated Cash minus (iii) Estimated Indebtedness, minus (iv) the Estimated Capital Expenditure Amount, plus or minus (v) the Estimated Proration Amount.
“Estimated Rollover Contribution Value” means, with respect to each Rolling Fund I LP, an amount equal to (a) the product of (i) the Estimated Per Unit Price applicable to the Subject Assets attributable to such Rolling Fund I LP multiplied by (ii) the applicable number of Subject Assets attributable to such Rolling Fund I LP minus (b) such Rolling Fund I LP’s pro rata share of the carried interest paid to affiliates of the BODI Fund I GP and any amounts payable pursuant to the management incentive plan of STACK USA Holdco.
“Estimated Transferor Closing Consideration” means, with respect to each Selling Entity, an amount equal to the product of (a) the Estimated Per Unit Price applicable to such Selling Entity’s Subject Assets multiplied by (b) the applicable number of Subject Assets of such Selling Entity that become Sold Assets, as set forth on Schedule 1-B.
“Existing Indebtedness” means the notes that have been issued to STACK Infrastructure Issuer, LLC as of the date hereof under that certain Indenture, dated as of February 8, 2019, as amended, supplemented or otherwise modified from time to time, among STACK Infrastructure Issuer, LLC, Wilmington Trust, National Association, as indenture trustee, and certain Asset Entities (as defined and named therein).

“Final Per Unit Price” means (a) the Final Purchase Price divided by (b) the number of Subject Assets.
“Final Purchase Price” means, with respect to each Acquired REIT, the Estimated Purchase Price with respect to such Acquired REIT, as it may be adjusted in accordance with Section 1.3.
“Final Transferor Closing Consideration” means, with respect to each Selling Entity, an amount equal to the product of (A) the Final Per Unit Price applicable to such Selling Entity’s Subject Assets multiplied by (B) the applicable number of Subject Assets of such Selling Entity that become Sold Assets, as set forth on Schedule 1-B.
“Financial Advisor” means Goldman Sachs & Co. LLC.
“Fraud” means knowing and intentional common law fraud under Delaware law (including, for the avoidance of doubt, intentional misrepresentations or willful and deliberate breaches of representations) with respect to breaches of representations and warranties set forth in this Agreement.
“Fundamental Representations” means those representations and warranties made by (i) the BODI I Fund in Sections 2.1(a), 2.2, 2.3(a), 2.4, 2.5, 2.8(a), 2.9, 2.13(a) and the first sentence of Section 2.6, and (ii) the BODI Fund I GP in Sections 3.1, 3.2 and 3.3.
“GAAP” means U.S. generally accepted accounting principles.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, any court, tribunal or arbitrator, any taxing authority, and any self-regulatory organization.
“Indebtedness” means, as at a specified date, without duplication, the principal amount, plus any related accrued and unpaid interest, fees and prepayment premiums or penalties, of (i) indebtedness for borrowed money of any of the Acquired REITs and/or any of their subsidiaries, (ii) indebtedness of any of the Acquired REITs and/or any of their subsidiaries evidenced by any note, bond, debenture or other debt security, (iii) reimbursement obligations of any of the Acquired REITs and/or any of their subsidiaries under letters of credit, performance bonds or similar obligations, in each case (but, solely for the purposes of calculating any amount of Indebtedness outstanding, only to the extent drawn), (iv) obligations of any of the Acquired REITs and/or any of their subsidiaries under any interest rate, currency or other hedging or similar agreement, and/or (v) any guaranty by any of the Acquired REITs and/or any of their subsidiaries of any of the items set forth in clauses (i) through (iv) of any other Person. Notwithstanding the foregoing, “Indebtedness” does not include (A) any operating or lease obligations (including capital leases), (B) any intercompany obligations solely between or among an Acquired REIT and any of its wholly-owned subsidiaries, (C) Tax obligations or (D) trade payables and accrued expenses arising in the ordinary course of business.

“Indemnified Party” has the meaning set forth in Section 9.5.
“Indemnifying Party” has the meaning set forth in Section 9.5.
“Interim Period” means the period from the Signing Date through the Closing (or, if earlier, the termination of this Agreement pursuant to its terms).
“Intermediate Holding Vehicle” means, as of any time of determination, any intermediate holding vehicle through which a BODI I Fund indirectly owns Subject Assets.
“IRS” means the Internal Revenue Service.
“Knowledge” of each BODI I Fund or the BODI Fund I GP, as applicable, means the actual knowledge of Josh Friedman and Jack Viellieu.
“Laws” means applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, other applicable laws, statutes, ordinances, rules, regulations, judgments, injunctions, orders and decrees of general application.
“Lease” means any and all leases, subleases, license agreements, and any other agreements and other instruments for the use, possession and/or occupancy of the Owned Real Property (or any portion thereof), including any service level agreement (or any similar services agreement) attached thereto, together with all amendments and modifications thereto and guarantees thereof.
“Leasing Costs” means, with respect to any Lease, (a) all tenant improvement costs, (b) “tenant allowances”, “free rent” and other concessions and (c) leasing and brokerage commissions, in each case under, or incurred or payable in connection with, such Lease.
“Lien” means, with respect to any property or asset, any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, claim, lien, right of others, lease, sublease, license, occupancy agreement, adverse claim or interest, easement, covenant, encroachment, burden, title defect, title retention agreement, voting trust agreement, interest, equity, option, right of first refusal, charge or other restriction or limitation of any kind.
“Limited Partner Advisory Committee” means the limited partner advisory committee of the BODI I Funds.
“Litigation” means any action, cause of action, suit, arbitration proceeding, citation, summons, subpoena or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity.
“Losses” means any damages, losses, charges, liabilities, judgments, settlements, awards, fees, claims, obligations, deficiencies, demands, Taxes, interest, fines, penalties, assessments, costs and reasonable expenses (including costs of investigation and defense and reasonable attorneys’ and other professionals’ fees) whether or not involving a third-party claim, whether resulting from a judgment, a settlement, an award or otherwise.

“Material Adverse Effect” means any event, occurrence, change, development or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of an Acquired REIT and its subsidiaries taken as a whole, it being understood and agreed that a Material Adverse Effect shall not include any changes (i) as a result of war, urban conflict, riots or civil unrest, (ii) as a result of a hurricane, tornado, fire, flood, pandemics or disease outbreaks (including COVID-19, SARS-CoV-2 virus or any mutation or variation thereof), or other “act of god,” (iii) any changes in general political, economic, financial or capital market or applicable industry-wide conditions, and/or (iv) regulatory changes, changes in applicable Law or interpretation thereof or changes in GAAP or the interpretation thereof, except, in the case of clause (i), (ii), (iii) and (iv), to the extent such changes that have had or would reasonably be expected to have a disproportionate adverse effect on such Acquired REIT as compared to other companies and entities engaged in the same industry as such Acquired REIT (in which case such incremental disproportionate adverse effect shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur).
“Material Agreement” means, (i) with respect to each BODI I Fund, any agreement to which such Person is a party that includes material rights and/or material obligations of such Person and (ii) with respect to each Acquired REIT, any agreement to which such Acquired REIT (or any of its subsidiaries) is a party that includes material rights and/or material obligations of such Acquired REIT (or its subsidiaries).
“Material Lease” means a Lease pursuant to which the customer or tenant thereunder is provided with at least 8 MWs of critical IT load.
“Measurement Time” means 11:59 p.m. on the date immediately prior to the Closing Date.
“New Investors” means each of the direct or indirect shareholders of ODIT or ODIT OP as of immediately following the Closing (which, for the avoidance of doubt shall exclude the ODIT OP SLPs and the Rolling Fund I LPs, which are not intended to be considered New Investors).
“Occupancy Payments” has the meaning set forth in Section 1.4(a).
“ODIT” has the meaning set forth in the Preamble.
“ODIT Governing Agreements” means the Organizational Documents of ODIT, ODIT OP and/or any other vehicle through which Rolling Fund I LPs indirectly hold an interest in ODIT, as applicable.
“ODIT Indemnified Party” means, subject to Section 9.3(g), ODIT, each New Investor and each of the Affiliates of each of the foregoing and each of the officers, directors, managers, shareholders, members, partners, employees, successors and permitted assigns of each of the foregoing.

“ODIT OP” has the meaning set forth in the Preamble.
“ODIT OP SLPs” means Blue Owl Digital Infrastructure Trust Carry LLC, a Delaware limited liability company and Blue Owl Digital Infrastructure Trust Carry LP, a Delaware limited partnership.
“ODIT OP Units” means units of ODIT OP.
“ODIT Share Value” means, with respect to ODIT Shares and ODIT OP Units, the lesser of (i) $10.00 and (ii) the price at which any New Investor has acquired such ODIT Shares or ODIT OP Units, respectively.
“ODIT Shares” means ODIT’s common shares of beneficial interest, par value $0.01 per share.
“Operative Documents” means, with respect to each Acquired REIT and each of its subsidiaries, the Organizational Documents of such Acquired REIT or such subsidiary, as applicable, and any material agreements that govern the material rights and/or material obligations of a Selling Entity with respect to any Transferred Assets.
“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, certificate of formation, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.
“Owned Real Property” means the real property owned in fee by the Acquired REITs and their respective subsidiaries as more particularly described on Schedule 10.1(b) of the Disclosure Schedules, together with all buildings and other structures, facilities or improvements located thereon and all covenants, easements, licenses, rights and appurtenances pertaining thereto.
“Parties” has the meaning set forth in the Preamble.
“Permitted Liens” means, with respect to each Acquired REIT, restrictions and other limitations on the transferability of a Subject Asset set forth in (a) the Organizational Documents of such Acquired REIT and (b) restrictions on transferability under applicable securities laws and regulations.
“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
“Pre-Closing Restructuring” has the meaning set forth in Section 1.2(a).
“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or prior to the Closing Date.

“Recovery Costs” has the meaning set forth in Section 9.3(b).
“REIT” shall mean a “real estate investment trust” within the meaning of Sections 856 through 860 of the Code.
“REIT Election Date” shall mean (i) with respect to 394 Pacific, the 394 Pacific REIT Election Date and (ii) with respect to STACK USA, the STACK USA REIT Election Date.
“REIT Maintenance Date” shall mean January 1, 2027.
“Restraint” has the meaning set forth in Section 11.1(f).
“Restructuring Agreement” means the agreement to consummate the Pre-Closing Restructuring on the terms and in a form reasonably acceptable to the BODI Fund I GP and ODIT.
“Rolling Fund I LP” means any BODI Fund I LP that has validly elected the Rollover Option in accordance with the terms of their Transaction Election Form and this Agreement.
“R&W Insurer” means the insurer that issues that RWI Policy obtained in accordance with Section 5.5(b).
“RWI Policy” means the insurance policy expected to be obtained as contemplated by Section 5.5(b) in the name of ODIT and for the benefit of ODIT, which policy shall provide for reasonable coverage, as agreed by the BODI Fund I GP and ODIT, in respect of breaches of the representations and warranties of the BODI I Funds and the BODI Fund I GP and certain other losses in respect of the Subject Assets, including as to policy limit and taking into account the expected costs thereof; provided, however, that, ODIT acknowledges and agrees, that without the prior written consent of the BODI Fund I GP, any such policy shall contain customary non-subrogation language.
“Seller Expenses” means all fees, costs and expenses incurred (or required to be reimbursed) by the Transferors and their Affiliates (including the BODI Fund I GP) related to (i) preparation of any memoranda, disclosures, consents, waivers and/or election forms or materials (including the Transaction Election Forms) for each BODI I Fund and the investors in the BODI I Funds, and/or other correspondence or negotiations with the BODI Fund I LPs or the Limited Partner Advisory Committee, (ii) other communications with such investors and the Limited Partner Advisory Committee, (iii) any fairness opinions or other valuation appraisals obtained by the Transferors in connection with the Transactions, (iv) fifty percent (50%) of the costs of the RWI Policy to be obtained by ODIT in connection with the Transaction, including any premium, underwriting and broker fees, and tax thereon and any out-of-pocket costs, fees and expenses that are incurred by the BODI I Fund or ODIT and its Affiliates in connection with the negotiation thereof, (v) any fees and expenses owed to the Financial Advisor in connection with the Transactions and (vi) the structuring, negotiation, execution and consummation of the Transactions and the transfer of the Transferred Assets including, without limitation, the expenses related to the preparation, review and negotiation of this Agreement and the fees and expenses related to any assignment agreements. For the avoidance of doubt, any amounts payable pursuant to the management incentive plan of STACK USA Holdco shall be paid by the applicable Selling Entities and shall therefore reduce the proceeds available for distribution to the Selling Fund I LPs but such amounts shall not otherwise be charged or borne by any Party to this Agreement, except as otherwise set forth in this Agreement.
“Seller Pro Rata Share” means, as to any Selling Entity, the quotient, expressed as a percentage, of (i) the Final Transferor Closing Consideration actually paid to such Selling Entity divided by (ii) the Aggregate Closing Consideration.
“Selling Entities” means (a) STACK USA Holdco and (b) 394 Pacific Holdco.
“Selling Entity Expense Proportionate Share” means, as to each Selling Entity, an amount equal to the quotient of (A) the aggregate number of Sold Assets of such Transferor, as set forth on Schedule 1-B, divided by (B) the aggregate number of Subject Assets set forth under the columns titled “Sold Assets” and “Rollover Assets” on Schedule 1-B.
“Selling Fund I LP” means any BODI Fund I LP that has validly elected the Sale Option in accordance with the terms of their Transaction Election Form and this Agreement.
“Signing Date” has the meaning set forth in the Preamble.
“Sold Assets” means all of the Subject Assets that are indirectly owned by the Selling Fund I LPs as of immediately prior to the Closing.
“STACK USA REIT Election Date” means February 1, 2018.
“Straddle Period” has the meaning set forth in Section 6.2(c)(iii).
“Subject Assets ” has the meaning set forth in the Recitals.
“Tax” means (i) any and all U.S. federal, state, local or non-U.S. income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, capital gains, profits, windfall profits, gross receipts, sales, use, value-added, transfer, registration, stamp, premium, excise, customs duties, severance, real property, personal property, ad valorem, employment, payroll, social security, disability, unemployment, workers’ compensation, withholding, imputed underpayment, estimated or other similar tax, duty, fee, assessment or other governmental charge in the nature of a tax (including any and all interest and penalties thereon and additions thereto and including any amounts resulting from the failure to file any Tax Return), (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law; and (iii) any liability for the payment of amounts described in clause (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person, or of being a party to any agreement or arrangement whereby liability for payment of such amounts was determined or taken into account with reference to the liability of any other Person.

“Tax Return” means any federal, state, local or non-U.S. tax return, election, declaration, statement, report, schedule, form or information return or any amendment to any of the foregoing relating to Taxes filed or required to be filed with a taxing authority.
“Tenant” means any tenant, licensee or other occupant under any Lease.
“Third Party Claim” has the meaning set forth in Section 9.5.
“Transaction Election Form” means, with respect to each BODI Fund I LP, the election form pursuant to which such BODI Fund I LP shall have the right to elect to (i) sell all of its indirect interest in the Subject Assets (the “Sale Option”), or (ii) roll its indirect interest in the Subject Assets, directly or indirectly, into ODIT or ODIT OP (the “Rollover Option”) (in each case of clauses (i)-(ii) in accordance with the terms of such election form).
“Transaction Expenses” means (a) all fees and expenses incurred (or required to be reimbursed) by the Transferors and their Affiliates (including the BODI Fund I GP) related to certain regulatory filings required in connection with the Transactions and related filing and legal fees in connection therewith, (b) any and all Transfer Taxes incurred in connection with the Transactions and (c) all fees and expenses owed to any escrow agent engaged by the parties in connection with the Transactions.
“Transaction Material Adverse Effect” means any change, event, state of facts or development that has had or would reasonably be expected to have a material adverse effect on (a) the business, financial condition, assets or continuing results of operations of the Acquired REITs and their subsidiaries, taken as a whole, or (b) the ability of the Acquired REITs and/or any of their subsidiaries to consummate the Transactions before the End Date; provided, however, that in the case of clause (a), no change, event, state of facts or development resulting from any of the following, alone or in combination, shall be deemed to be or taken into account in determining whether there has been or will be, a “Transaction Material Adverse Effect”: (i) the entry into or the announcement, pendency or performance of this Agreement or the Transactions contemplated hereby or the consummation of any Transactions contemplated hereby, including (A) the failure to obtain any third party consent in connection with the Transactions contemplated hereby and (B) the impact of any of the foregoing on any relationships with customers, suppliers, vendors, business partners, employees or any other Person, (ii) any change, event or development in or affecting financial, economic, social or political conditions generally or the securities, credit or financial markets in general, including interest rates or exchange rates, or any changes therein, in the United States or other countries in which the Acquired REITs and/or any of its subsidiaries conduct operations or any change, event or development generally affecting the industries in which the Acquired REITs and/or any of its subsidiaries operate, (iii) any adoption, implementation, proposal or change after the date hereof in any applicable Law or GAAP or interpretation of any of the foregoing, (iv) the failure of the Acquired REITs and/or any of its subsidiaries to meet any projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period ending on or after the date of this Agreement; provided, however, that the exception in this clause (iv) shall not prevent the underlying facts giving rise or contributing to such failure, if not otherwise excluded from the definition of Transaction Material Adverse Effect, from being taken into account in determining whether a Transaction Material Adverse Effect has occurred; and provided, further, that this clause (iv) shall not be construed as implying that the Acquired REITs and/or any of its subsidiaries are making any representations or warranties with respect to any internal or public projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period, (v) the commencement, occurrence, continuation or escalation of any war (whether or not declared), civil disobedience, sabotage, armed hostilities, military or para-military actions or acts of terrorism (including cyberattacks), (vi) any actions or claims made or brought by any of the current or former shareholders or equityholders of the Transferors, the Acquired REITs and/or any of their respective subsidiaries (or on their behalf or on behalf of the Transferors, Acquired REITs and/or any of their respective subsidiaries, but in any event only in their capacities as current or former shareholders or equityholders) arising out of this Agreement or (vii) the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters, any national, international or regional calamity or any outbreak of illness, epidemic, pandemic or other public health event (including COVID-19) or any restrictions to the extent relating to, or arising out of, any outbreak of illness, epidemic, pandemic or other public health event (including COVID-19) or any material worsening of any of the foregoing; provided, that with respect to clauses (ii), (iii), (v), and (vii), such changes, events, state of facts or developments may be taken into account to the extent they disproportionately adversely affect the Acquired REITs and their subsidiaries, taken as a whole, compared to other companies operating in the United States in the industries in which the Acquired REITs and their respective subsidiaries operate.
“Transactions” means the transactions specifically contemplated by this Agreement, including without limitation, the Closing Transfers.
“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration, value-added and other similar Taxes and fees (including any penalties and interest) incurred in connection with the Transactions (including any real property transfer Tax and any similar Tax related to the transfer of property) (but excluding any income, profits, franchise, gross receipts or similar Tax).
“Transferor” means each of (a) the BODI I Funds and (b) the Selling Entities.
“Transferred Assets” means, collectively, the Contributed Assets and the Sold Assets.
“Treasury Regulations” means the regulations promulgated or proposed under the Code by the U.S. Department of Treasury and the IRS, as amended from time to time (including any successor regulations), including temporary and proposed regulations.
“Willful Breach” means a material breach of this Agreement that is a consequence of an act or failure to act by the breaching Party with actual knowledge (as opposed to imputed or constructive knowledge), that such Party’s act or failure to act would, or would be reasonably be expected to, constitute a material breach of this Agreement.
Section 10.2Construction. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections and Exhibits are to Articles, Sections and Exhibits of this Agreement unless otherwise specified. All Exhibits and Schedules annexed or attached hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized term used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning given to such term in this Agreement. The inclusion of any disclosure on a Schedule hereto is not an admission as to the materiality or lack thereof of the subject matter of any such disclosure. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References “from” or “through” any date mean, unless otherwise specified, from and including or through and including, respectively. Any reference to “days” means calendar days unless Business Days are expressly specified. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. The terms “Dollars” and “$” mean United States Dollars. Each Party acknowledges that it participated in, or had the meaningful opportunity to participate in, the negotiations and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed to be the product of meaningful individualized negotiations among the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
Article XI
TERMINATION
Section 11.1Termination. This Agreement may be terminated and the Transactions contemplated by it abandoned at any time prior to the Closing:
(a)by mutual written agreement of the BODI Fund I GP and ODIT;
(b)by the BODI Fund I GP, if the Closing does not occur on or before March 31, 2026 (or such later date as may be agreed upon in writing by the BODI Fund I GP and ODIT) (the “End Date”); provided, however, that (i) the right to terminate this Agreement under this Section 11.1 shall not be available to the BODI Fund I GP if the Transferors or any of their respective Affiliates knowingly or willfully breached this Agreement and such breach has been the direct cause of or resulted in the failure of the Closing to occur on or before the End Date and (ii) the BODI Fund I GP cannot agree to any Closing Date later than March 31, 2026 without obtaining an additional approval of the Limited Partner Advisory Committee.
(c)by ODIT, if the Closing does not occur on or before the End Date; provided, however, that the right to terminate this Agreement under this Section 11.1 shall not be available to ODIT if ODIT or any of its Affiliates knowingly or willfully breached this Agreement and such breach has been the direct cause of or resulted in the failure of the Closing to occur on or before the End Date;
(d)by ODIT, if a Selling Entity, a BODI I Fund or the BODI Fund I GP breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform would give rise to the failure of a condition set forth in Section 7.1 or Section 7.3 (subject, for the avoidance of doubt, to the provisos set forth in clauses (a), (b) and (e) of Section 7.3) that (i) cannot be cured prior to the End Date or (ii) if capable of being cured, has not been cured within the earlier of (x) twenty (20) days following receipt by the BODI Fund I GP of written notice from ODIT of such breach or failure to perform and (y) the End Date;
(e)by the BODI Fund I GP, if ODIT breaches or fails to perform in any material respects any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform would give rise to the failure of a condition set forth in Section 7.1 or Section 7.2 that (i) cannot be cured prior to the End Date or (ii) if capable of being cured, has not been cured within the earlier of (x) twenty (20) days following receipt by ODIT of written notice from the BODI Fund I GP of such breach or failure to perform and (y) the End Date; or
(f)by the BODI Fund I GP or ODIT, if any court of competent jurisdiction or other Governmental Authority shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining, or otherwise prohibiting the consummation of the Transactions and such order, decree, ruling or other action is or shall have become final and nonappealable (each, a “Restraint”); provided that the BODI Fund I GP or ODIT, as applicable, shall not have the right to terminate this Agreement pursuant to this Section 11.1(f) if the failure of (i) in the case of the BODI Fund I GP, the Transferors or any of their respective Affiliates, or (ii) in the case of ODIT, the ODIT Parties or any of their respective Affiliates, to fulfill any obligation under this Agreement shall have been the primary cause of any such Restraint;
The Party terminating this Agreement pursuant to Section 11.1(b)-(f) shall give written notice of such termination to the other Party.
Section 11.2Effect of Termination. In the event of termination of this Agreement pursuant to Section 11.1, the provisions of this Agreement shall immediately become void and of no further force and effect (other than the provisions of Section 5.1 (Confidentiality), this Section 11.2 (Effect of Termination), and Article XII (Miscellaneous) each of which shall survive the termination of this Agreement), and there shall be no liability on the part of any Party, or any of their respective Affiliates, except for any Willful Breaches by such Party of any of its covenants, agreements, representations or warranties contained herein, at or prior to the effective time of such termination.
Article XII
MISCELLANEOUS
Section 12.1Notices. Any notice hereunder shall be in writing (including e-mail, other electronic means or similar writing) and shall be deemed to have been duly delivered (a) if sent by certified or registered mail, return receipt requested, three (3) Business Days after such notice is sent, (b) if sent by UPS, FedEx or other overnight courier, one Business Day after such notice is sent, (c) if posted on an electronic data site with an e-mail to the recipient that informs the recipient of such posting and clearly identifies the nature of such notice or document, on the date of delivery of such notice, or, if such date is not a Business Day, the first date thereafter that is a Business Day, (d) if sent by e-mail or other electronic means (with confirmation of receipt), on the date of delivery of such notice, or, if such date is not a Business Day, the first date thereafter that is a Business Day and (e) if delivered by hand, on the date of receipt, and shall be given:

if to ODIT:
150 N Riverside Plaza, 37th Floor
Chicago, IL 60606
Email: legal@blueowl.com

with copies to (which shall not constitute notice):
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention: Benjamin Wells and James Hahn
E-mail: bwells@stblaw.com and james.hahn@stblaw.com

if to the BODI I Funds or the BODI Fund I GP:
150 N Riverside Plaza, 37th Floor
Chicago, IL 60606
Email: BODIlegal@blueowl.com
with copies to (which shall not constitute notice):
Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166-0193
Attention: Shukie Grossman; Kira Idoko; Carlos M. Soto
E-mail: SGrossman@gibsondunn.com; KIdoko@gibsondunn.com; CSoto@gibsondunn.com or such other address as such Party may hereafter specify for the purpose by notice in accordance with this Section 12.1 to the other Parties hereto.
Section 12.2Amendment; Waivers, etc.
(a)Except as otherwise specifically set forth herein with respect to certain permitted amendments to the Schedules, no amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in a writing and duly executed by each Party hereto, and no waiver hereunder shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of such waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Neither the waiver by any of the Parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.
(b)The rights and remedies herein provided are cumulative and none are exclusive of any other, or of any rights or remedies that any Party may otherwise have at law or in equity.

Section 12.3Expenses.
(a)The Parties understand and agree that, if the Closing is consummated:
(i)the Transaction Expenses shall be borne and paid fifty percent (50%) by the Transferors (each in accordance with its respective Selling Entity Expense Proportionate Share) and fifty percent (50%) by ODIT. ODIT shall pay such amounts payable by a Transferor hereunder to each Person owed such amounts in accordance with Section 1.2(c), to the extent included on the Expenses Schedule, and the Estimated Transferor Closing Consideration payable to each such Transferor shall correspondingly be reduced for each such Transferor’s proportionate share of the Transaction Expenses;
(ii)the Transferors (each in accordance with its respective Selling Entity Expense Proportionate Share) shall bear all Seller Expenses. ODIT shall pay such amounts payable by a Transferor hereunder to each Person owed such amounts in accordance with Section 1.2(c), to the extent included on the Expenses Schedule, and the Estimated Transferor Closing Consideration paid to each such Transferor shall correspondingly be reduced for each such Transferor’s Selling Entity Expense Proportionate Share of the Seller Expenses. Any such amounts paid to the Person owed such Seller Expenses shall be deemed to have been paid to the Transferors (or, where applicable, such Transferor’s limited partners) and then simultaneously thereafter paid by the Transferors (or, where applicable, such Transferor’s limited partners) to the Persons owed such Seller Expenses; and
(iii)the Parties hereby acknowledge and agree that notwithstanding anything to the contrary in this Agreement, the Seller Expenses and the portion of the Transaction Expenses payable by the Transferors pursuant to this Agreement shall be deemed to be part of the Aggregate Closing Consideration, and the payment of such amounts or any portion thereof by ODIT pursuant to this Section 12.3 or Section 1.2 is being made at the direction of the Transferors and only for administrative convenience (and without altering the rights and obligations of the Parties to this Agreement as set forth herein).
(b)If the Closing is not consummated, ODIT shall bear one hundred percent (100%) of the Transaction Expenses and the Seller Expenses.
(c)Except as otherwise provided herein (including the preceding clauses of this Section 12.3), all costs, fees and expenses incurred in connection with this Agreement, and the Transactions, whether or not consummated, shall be paid by the Party incurring such cost or expense.
(d)Notwithstanding anything herein to the contrary, as among the applicable Transferors, the BODI Fund I GP shall be authorized to allocate any fees or expenses to be borne by the Transferors hereunder in its good faith discretion and make equitable adjustments in its reasonable judgment necessary to carry out the effect of this Section 12.3.
Section 12.4Governing Law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS, TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY THE STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
Section 12.5Jurisdiction; Venue; Service of Process; Waiver of Jury Trial. Each Party hereby irrevocably submits to the non-exclusive jurisdiction of courts of the State of Delaware and the federal courts of the United States of America located in the District of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement, and in respect of the Transactions. Each Party hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such Transaction, that it is not subject to such jurisdiction. Each Party hereby waives, and agrees not to assert, to the maximum extent permitted by law, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such Transaction, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts. Each Party hereby consents to and grants any such court jurisdiction over such Party and over the subject matter of any such dispute and agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 12.1 or in such other manner as may be permitted by Law, shall be valid and sufficient service thereof. THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THEM AGAINST THE OTHER IN ANY MATTERS ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR THE TRANSACTIONS.
Section 12.6Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors and permitted assigns. This Agreement shall not be assignable or otherwise transferable by any Party hereto without the prior written consent of the other Parties hereto.
Section 12.7Entire Agreement. This Agreement (when executed and delivered) shall constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.
Section 12.8Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is determined by a court of competent jurisdiction to be invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative, or unenforceable to any extent whatsoever. Upon any such determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.
Section 12.9Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. This Agreement or any document delivered in connection herewith, to the extent signed and delivered by means of electronic mail or other electronic transmission, shall be treated in all respects as an original contract and shall have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party, any electronically mailed document shall be re-executed in its original form by the Parties who executed such electronically mailed document. No Party may raise the use of electronic mail or electronically transmitted .pdf format, or the fact that any signature was transmitted through the use of electronic mail or electronically transmitted .pdf format as a defense to the enforcement of this Agreement or any amendment or other document executed and delivered pursuant to this Agreement and each Party hereby forever waives any such defense.
Section 12.10No Third Party Beneficiaries. Except as provided under Article IX, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the Parties and their respective successors and assigns.
Section 12.11Intentionally Omitted.
Section 12.12Waiver of Conflicts. Each of the Parties hereby agrees that Gibson, Dunn & Crutcher LLP may represent ODIT and one or more Parties in connection with this Agreement and waives any and all present and future conflicts of interest with Gibson, Dunn & Crutcher

LLP regarding its involvement with ODIT, any Transferor, the BODI Fund I GP or any other Party, this Agreement and/or the Transactions.
* * * * *

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

Blue Owl Digital Infrastructure Fund I LP
Blue Owl Digital Infrastructure Fund I-A LP
Blue Owl Digital Infrastructure Fund I-B LP

    By: Blue Owl Digital Infrastructure I GP LLC,
    its general partner

By: /s/ Michael Reiter
Name: Michael Reiter
Title: Authorized Signatory

ICONIQ DC Splitter 1-A, L.P.

    By: Blue Owl Digital Infrastructure I GP LLC,
    its general partner

By: /s/ Michael Reiter
 Name: Michael Reiter
Title: Authorized Signatory

Blue Owl Digital Infrastructure I GP LLC

By: /s/ Michael Reiter
Name: Michael Reiter
Title: Authorized Signatory

IPI STACK Domestic REIT Holdings L.P.
By: IPI STACK REIT Holdings GP, LLC, its general partner

By: /s/ Joshua Friedman
 Name: Joshua Friedman
Title: Authorized Signatory

Blue Owl Digital Infrastructure Trust

By: /s/ Matthew A’Hearn
 Name: Matthew A’Hearn
Title: Authorized Signatory

Blue Owl Digital Infrastructure Operating Partnership LP
    By: Blue Owl Digital Infrastructure Trust,
    its general partner

By: /s/ Matthew A’Hearn             Name: Matthew A’Hearn
Title: Authorized Signatory

Exhibit I

Form of BODI Fund I LPA Amendments